UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.    )

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CBIZ, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CBIZ, INC.

6050 Oak Tree Boulevard South, Suite 500

Cleveland, OH 44131

April 6, 2012

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of CBIZ, Inc., which will be held on Thursday, May 10, 2012, at 11:00 a.m. EDT, at Park Center Plaza II located at 6150 Oak Tree Boulevard South, Lower Level, Cleveland, Ohio 44131.

The matters to be considered at the meeting are described in the formal notice and proxy statement on the following pages.

We encourage your participation at this meeting. Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please review the proxy statement and sign, date and return your proxy card in the enclosed envelope as soon as possible. Alternatively, you may vote via Internet or by telephone in accordance with the procedures set out on the proxy card.

If you attend the meeting and prefer to vote in person, your proxy card can be revoked at your request.

We appreciate your confidence in CBIZ, Inc. and look forward to the chance to visit with you at the meeting.

Very truly yours,

CBIZ, INC.

Steven L. Gerard, Chairman of the Board

CBIZ, INC.

6050 Oak Tree Boulevard South, Suite 500

Cleveland, Ohio 44131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 10, 2012

TO THE STOCKHOLDERS OF CBIZ, INC.:

The Annual Meeting of Stockholders of CBIZ, Inc. will be held on May 10, 2012, at 11:00 a.m. EDT, at Park Center Plaza II located at 6150 Oak Tree Boulevard South, Lower Level, Cleveland, Ohio 44131, for the following purposes:

1. To elect two of a class of two Directors, who are named in the Proxy Statement, to the Board of Directors of CBIZ, Inc. with terms expiring at the Annual Meeting in 2015;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm;

3. To conduct an advisory vote to approve named executive officer compensation; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record on March 23, 2012 will be entitled to vote at the meeting. This notice and proxy statement, a proxy and voting instruction card, and the 2011 Annual Report are being distributed on or about April 6, 2012.

You are cordially invited to attend the Annual Meeting. Your vote is important. Whether or not you expect to attend in person, you are urged to sign, date and mail the enclosed proxy card as soon as possible so that your shares may be represented and voted. The envelope enclosed requires no postage if mailed within the United States. If you attend the meeting and prefer to vote in person, your proxy card can be revoked at your request. Alternatively, you may vote via Internet or by telephone in accordance with the procedures set out on the proxy card.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary

Cleveland, Ohio

April 6, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2012:

The proxy statement and annual report to security holders are available at www.envisionreports.com/cbiz.

PLEASE SIGN AND DATE THE ENCLOSED PROXY

AND RETURN IT IN THE ACCOMPANYING ENVELOPE,

OR VOTE BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE

CBIZ, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors of CBIZ, Inc. (“CBIZ” or the “Company”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 10, 2012, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The mailing of this proxy statement and accompanying form of proxy to stockholders will commence on or about April 6, 2012.

VOTING RIGHTS AND SOLICITATION

Shares represented by properly executed proxies received on behalf of CBIZ will be voted at the Annual Meeting in the manner specified therein. If no instructions are specified in a proxy returned to CBIZ, the shares represented thereby will be voted in favor of the election of the directors listed on the enclosed proxy, in favor of ratification of KPMG LLP as CBIZ’s independent registered public accounting firm, and in favor of the Company’s named executive officer compensation. Any proxy may be revoked by the person giving it at any time prior to being voted at the meeting, by submitting a subsequently signed and dated proxy in person, by mail, or otherwise voting via the Internet or by telephone.

Directors Rick L. Burdick and Benaree Pratt Wiley are designated as proxy holders in the proxy card. If no instructions are specified in a proxy returned to CBIZ, they will vote for the election as directors of Michael H. DeGroote and Todd J. Slotkin, who have been nominated by the Board of Directors. They also will vote for the ratification of KPMG LLP as CBIZ’s independent registered public accounting firm, and in favor of the Company’s named executive officer compensation. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote on such matters in accordance with their best judgment. The Board of Directors knows of no other matters to be presented at the meeting.

The Board of Directors established March 23, 2012 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, CBIZ had 49,932,949 shares of voting common stock issued and outstanding. The common stock is the only class of capital stock CBIZ has outstanding. Only stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented.

The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business. Broker non-votes occur when a nominee holding shares of the Company’s common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or chooses not to exercise discretionary authority with respect to such shares. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on Proposal No. 1, election of directors, and Proposal No. 3, to conduct an advisory vote to approve named executive officer compensation, although they may vote their clients’ shares on Proposal No. 2, the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

The proposals regarding ratification of the selection of the Company’s independent registered accounting firm, the advisory vote to approve named executive officer compensation, and each of the director nominees require the affirmative vote of a majority of the votes present and entitled to vote on the matter. In determining whether each proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the vote for these matters.

ELECTION OF DIRECTORS

Proposal No. 1 (Item 1 on Proxy Card)

CBIZ’s Certificate of Incorporation divides the Board of Directors into three classes of directors, with one class to be elected for a three-year term at each annual meeting of stockholders. The Board of Directors currently consists of eight members, with two members’ terms expiring at this Annual Meeting. If elected at the Annual Meeting, the nominees listed below will serve until the Annual Meeting of Stockholders in 2015, or until their successors are duly elected and qualified. All other directors will continue as such for the term to which they were elected. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of another person as may be nominated by the Board of Directors.

The Board, upon nomination by the Nominating and Governance Committee, recommends a vote “FOR” approval of the Directors Standing for Election listed below.

Directors Standing for Election

Name	Age	Director Since	Expiration of Proposed Term
Michael H. DeGroote	51	2006	2015
Todd J. Slotkin	59	2003	2015

Directors Whose Terms Continue

Name	Age	Director Since	Expiration of Current Term
Rick L. Burdick	60	1997	2013
Joseph S. DiMartino	68	1997	2014
Steven L. Gerard	66	2000	2013
Richard C. Rochon	54	1996	2014
Donald V. Weir	70	2003	2014
Benaree Pratt Wiley	65	2008	2013

Director Qualifications and Experience

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board qualified candidates for the Board who bring the background, knowledge, experience, skill sets, diversity and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. A full description of the standards and processes used by the Nominating and Governance Committee in evaluating nominees and directors is set out below in the section entitled “Committees of the Board of Directors”, p. 12, and in the Charter of the Nominating and Governance Committee.

Set forth below is biographical information for the individuals nominated to serve as directors and each person whose term of office as a director will continue after the Annual Meeting. In addition, the biographical information for each Director nominee includes a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a Director of the Company. It would not be possible to detail all experience, qualifications, attributes or skills possessed by each Director. Rather, the Company has attempted to set out those unique and important professional characteristics that each particular person brings to the Board.

Nominees For Directors

Michael H. DeGroote, son of CBIZ founder Michael G. DeGroote, was appointed a Director of CBIZ in November, 2006. Mr. DeGroote currently serves as President of Westbury International, a full-service real estate development company, specializing in commercial/industrial land, residential development and property management. Prior to joining Westbury International, Mr. DeGroote was Vice President of MGD Holdings and previously held a management position with Cooper Corporation. Mr. DeGroote sits on the Board of Directors of Progressive Waste Solutions Ltd. He also serves on the Board of Governors of McMaster University in Hamilton, Ontario.

As the President of a full-service real estate development company specializing in commercial/industrial land, residential development and property management, Mr. DeGroote reflects the entrepreneurial background of most of CBIZ’s acquisitions. His association with the largest single stockholder of Company stock fosters a consistent focus on attaining and improving stockholder value.

Todd J. Slotkin has served as a Director of CBIZ since September 2003, when he was elected as an independent director. In 2011 Mr. Slotkin was appointed the Managing Partner of Newton Pointe LLC, an advisory firm, a position he also held during the period 2007-2008. In 2011 Mr. Slotkin became the lead independent director of Apollo Senior Floating Rate Fund, Inc. Between 2008 and 2010, Mr. Slotkin was a Senior Managing Director of Irving Place Capital. From 2006 to 2007, Mr. Slotkin served as a Managing Director of Natixis Capital Markets. From 1992 to 2006, Mr. Slotkin served as a SVP (1992-1998) and EVP and Chief Financial Officer (1998-2006) of MacAndrews & Forbes Holdings Inc. Additionally, he was the EVP and CFO of publicly owned M&F Worldwide (1998-2006). Prior to 1992, Mr. Slotkin spent 17 years with Citigroup, ultimately serving as Senior Managing Director and Senior Credit Officer. Mr. Slotkin serves on the Board of Martha Stewart Living Omnimedia. He is Chairman, Director and co-founder of the Food Allergy Initiative. Mr. Slotkin formerly served on the Board of Managers of AlliedBarton and the Board of Directors of TransTech Pharma within the last five years.

Mr. Slotkin’s considerable experience in both public and privately-held companies as a director, audit and compensation committee member, audit committee financial expert, and chief financial officer is an important asset that assists the Company in addressing a broad range of regulatory and operational issues. His history with public banks and public and private companies makes him uniquely qualified to render advice on the Company’s capital, strategic and transactional matters.

Continuing Directors

Rick L. Burdick has served as a Director of CBIZ since October 1997, when he was elected as an independent director. On May 17, 2007, Mr. Burdick was elected by the Board to be its Lead Director, a non-officer position. Previously, in October 2002, he was elected by the Board as Vice Chairman, a non-officer position. Mr. Burdick has been a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP since April 1988. Mr. Burdick serves on the Board of Directors of AutoNation, Inc.

In his firm management role at Akin Gump, Mr. Burdick has gained extensive knowledge regarding the strategic operation of a national professional services organization. He has broad transactional experience as both a director and legal representative of large public and multinational companies, and maintains a complex practice involving regulatory and financial reporting issues.

Joseph S. DiMartino has served as a Director of CBIZ since November 1997, when he was elected as an independent director. Mr. DiMartino has been Chairman of the Board of the Dreyfus Family of Funds since January 1995. Mr. DiMartino served as President, Chief Operating Officer and Director of The Dreyfus Corporation from October 1982 until December 1994 and also served as a director of Mellon Bank Corporation. Mr. DiMartino formerly served on the Boards of SunAir Services, Inc., LEVCOR International, Inc., The Newark Group and the Muscular Dystrophy Association within the last five years.

Mr. DiMartino’s service as a chairman, director and president of several significant public and NYSE-listed companies provides CBIZ with a wealth of strategic and operating experience. The Company regularly draws on his leadership skills and experience in his role as the Chairman of the Compensation Committee. His knowledge of the capital markets is extremely valuable in the structuring of the Company’s sources of credit.

Steven L. Gerard was elected by the Board to serve as its Chairman in October, 2002. He was appointed Chief Executive Officer and Director in October, 2000. Mr. Gerard was Chairman and CEO of Great Point Capital, Inc., a provider of operational and advisory services from 1997 to October 2000. From 1991 to 1997, he was Chairman and CEO of Triangle Wire & Cable, Inc. and its successor Ocean View Capital, Inc. Mr. Gerard’s prior experience includes 16 years with Citibank, N.A. in various senior corporate finance and banking positions. Further, Mr. Gerard served seven years with the American Stock Exchange, where he last served as Vice President of the Securities Division. Mr. Gerard also serves on the Boards of Directors of Lennar Corporation and Joy Global, Inc.

Mr. Gerard has significant board-level experience with five other public companies, including three NYSE-listed entities, in addition to his current membership on the boards of Lennar Corporation and Joy Global, Inc. He has served on the audit and compensation committees of several of these public companies, and has been recognized as a “financial expert” by at least one. Mr. Gerard has broad experience in operations, finance, banking, risk assessment and regulation, and has served as the chief executive officer of several companies.

Richard C. Rochon has served as a Director of CBIZ since October 1996, when he was elected as an independent director. Mr. Rochon is Chairman and Chief Executive Officer of Royal Palm Capital Management, a private investment and management firm that he founded in March 2002. From 1985 to February 2002, Mr. Rochon served in various capacities with Huizenga Holdings, Inc., a management and holding company owned by H. Wayne Huizenga, where he last served as President. Mr. Rochon has also served as a director of Devcon International, a provider of electronic security services, from July 2004 until September 2009. Additionally, Mr. Rochon has been a director of SunAir Services, Inc., a provider of pest-control and lawn care services from February 2005 until December 2009. Mr. Rochon was also a director of Bancshares of Florida, a full-service commercial bank from 2002 through February 2007. Mr. Rochon was Chairman and CEO of Coconut Palm Acquisition Corp. (“CPAC”) from September 2005 through June 2007, when CPAC merged with Equity Broadcasting Corporation to become Equity Media Holdings Corp (“EMHC”). EMHC filed a petition under the federal bankruptcy laws in December 2008. Mr. Rochon was also employed as a certified public accountant by the public accounting firm of Coopers and Lybrand from 1979 to 1985. Mr. Rochon received his B.S. in accounting from Binghamton University in 1979 and Certified Public Accounting designation in 1981.

As the co-founder of a private investment and management firm, an officer in various management and holding companies having overseen investments in notable public companies, and with his qualification as a financial expert with a background in accountancy, Mr. Rochon provides critical insight into the proper conduct of the Company’s Audit and Compensation Committees. His broad experience in reporting and Sarbanes-Oxley requirements has helped the Company set its corporate governance priorities and reach its corporate governance related goals.

Donald V. Weir has served as a Director of CBIZ since September 2003, when he was elected as an independent director. Mr. Weir is Vice President of Private Equity for Sanders Morris Harris Group Inc. (“SMHG”) and has been with SMHG for the past eleven years. Prior to this Mr. Weir was CFO and director of publicly-held Deeptech International and two of its subsidiaries, Tatham Offshore and Leviathan Gas Pipeline Company, both of which were publicly-held companies. Prior to his employment with Deeptech, Mr. Weir worked for eight years with Sugar Bowl Gas Corporation, as Controller and Treasurer and later in a consulting capacity. Mr. Weir was associated with Price Waterhouse, an international accounting firm, from 1966 to 1979.

As a director, chief financial officer, treasurer and controller of various public and privately-held companies, Mr. Weir has the depth of knowledge and experience needed to serve as a director of a public company with such diverse holdings and operations as CBIZ. His financial and accounting expertise, as well as his strategic and operational experience, properly qualifies him to act as the Chairman of the Company’s Audit Committee.

Benaree Pratt Wiley was appointed as an independent Director of CBIZ in May 2008. Ms. Wiley is a Principal of The Wiley Group, a firm specializing in personnel strategy, talent management, and leadership development primarily for global insurance and consulting firms. Ms. Wiley served as the President and Chief Executive Officer of The Partnership, Inc., a talent management organization for multicultural professionals in the greater Boston region for fifteen years before retiring in 2005. Ms. Wiley is currently a director on the boards of the Dreyfus Family of Funds and Blue Cross and Blue Shield of Massachusetts. Ms. Wiley also chairs the PepsiCo African American Advisory Board. Her civic activities include serving on the boards of The Boston Foundation, the Efficacy Institute and Howard University.

Ms. Wiley is a driving force in the advancement of leadership diversity. Under her leadership as president and chief executive officer, The Partnership, Inc. strengthened the capacity of greater Boston to attract, retain, and develop talented professionals of color and helped more than 1,300 African Americans integrate into the corporate community. This tenure is chronicled in a Harvard Business School case study on transformational non-profit leadership — Bennie Wiley and The Partnership, Inc. Ms. Wiley has served as both a member and chair of audit and nominating committees of the boards on which she has served.

RATIFICATION OF AUDIT COMMITTEE SELECTION OF AUDITOR

Proposal No. 2 (Item 2 on Proxy Card)

The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and the Board has directed that management submit the selection of KPMG LLP as the Company’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has been the Company’s independent registered public accounting firm since fiscal 1997. Information on fees paid to KPMG LLP during the Company’s 2010 and 2011 fiscal years can be found after the Audit Committee Report below.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor any other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The approval of this proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the matter. Abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the vote for this proposal. If the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 is not ratified, the Audit Committee will reconsider the appointment, as discussed above.

The Board recommends a vote “FOR” the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Proposal No. 3 (Item 3 on Proxy Card)

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Pursuant to the Dodd-Frank Act and resulting Securities and Exchange Commission (“SEC”) rules, public companies are required to conduct a non-binding advisory vote on their executive compensation, as disclosed in applicable filings with the SEC. The Board of Directors has carefully considered the voting results at the 2011 Annual Meeting regarding timing of these advisory votes, which indicated that an annual vote should be taken in accordance with the recommendations of the Compensation Committee, the Nominating and Governance Committee and the full Board. Therefore, the Company has determined that the stockholders should consider this issue on an annual basis. Accordingly, the Company is again providing its stockholders with the opportunity to cast a non-binding advisory vote on the compensation of its Named Executive Officers, as disclosed in this proxy statement.

CBIZ believes its executive compensation and compensation policies and practices are focused on pay-for-performance principles, are strongly aligned with the interests of the Company’s long-term stockholders, help incentivize the Company’s Named Executive Officers, and are reasonable in comparison to the compensation practices of the Company’s competitors and other companies of similar size and complexity. The Company also believes that its executive compensation policies and practices help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains fair relative to the compensation paid to similarly situated executives at peer companies. CBIZ’s executive compensation policies are designed to ensure that total compensation reflects an individual’s performance and potential. The performance of the Company’s Named Executive Officers is generally measured in accordance with an individual’s goals and objectives as well as their contribution to CBIZ’s corporate goals and initiatives. Such factors as teamwork, new service or product innovation, initiative, mentoring and personal development strongly influence a non-quantitative component of compensation awards at CBIZ. The Company believes that its compensation policies and programs and fiscal 2011 compensation decisions, as each is described in this proxy statement, appropriately reward the Company’s Named Executive Officers for the Company’s performance and for their individual performance.

Accordingly, the Company recommends that its stockholders vote “For” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the other narrative executive compensation disclosure contained in this proxy statement.”

Because this vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee, nor will it overrule any prior decision or require the Board or Compensation Committee to take any action. However, the Board and the Compensation Committee will review the voting results and will consider the outcome of the vote when making future decisions about executive compensation programs. The current recommendation of the Board of Directors and the Compensation Committee is based in part upon the vote of stockholders at the Company’s 2011 Annual Meeting, in which our stockholders approved our Named Executive Officer compensation. The compensation policies and methodologies used to determine the compensation of our Named Executive Officers have not materially changed in the past year. You are strongly encouraged to read the full details of our compensation policies and programs under “Executive Compensation” below, including our discussion under “Comparison of Compensation to Targets”.

The Board recommends a vote “FOR” approval of the compensation of the Company’s Named Executive Officers.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of CBIZ common stock as of March 23, 2012, by (1) each person known by CBIZ to own beneficially 5% or more of CBIZ’s common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table (see “Executive Compensation”) and (4) all directors and executive officers of CBIZ as a group. The Company does not require directors or executive officers to hold a minimum number of shares in order to qualify for service as a director or executive officer.

Name and Address of Beneficial Owner[1]	Amount and Nature of Beneficial Ownership[2]		Percent of Class
Westbury Trust[3]	7,716,669	[4]	15.5%
FMR, LLC	6,263,434	[5]	12.5%
Sarbit Advisory Services Inc.	3,453,070	[6]	6.9%
Lombardia Capital Partners LLC	2,720,746	[7]	5.4%
Steven L. Gerard	1,402,257	[8]	2.8%
Rick L. Burdick	111,925	[9]	*
Michael H. DeGroote	212,000	[10]	*
Joseph S. DiMartino	51,000	[1][1]	*
Richard C. Rochon	51,000	[1][2]	*
Todd J. Slotkin	29,000	[1][3]	*
Donald V. Weir	82,580	[1][4]	*
Benaree Pratt Wiley	86,000	[1][5]	*
Jerome P. Grisko, Jr.	705,240	[1][6]	1.4%
Ware H. Grove	466,224	[1][7]	*
Robert O’Byrne	711,416	[1][8]	1.4%
David J. Sibits	316,308	[1][9]	*
All directors and executive officers as a group (12 persons)	4,224,950		8.5%
Total Shares Outstanding on March 23, 2012: 49,932,949

*	Represents less than 1% of total number of outstanding shares.

(1)

Except as otherwise indicated in the notes below, the mailing address of each entity, individual or group named in the table is 6050 Oak Tree Boulevard, South, Suite 500, Cleveland, Ohio 44131, and each person named has sole voting and investment power with respect to the shares of common stock beneficially owned by such person.

(2)

Share amounts and percentages shown for each person in the table may include shares purchased in the marketplace, restricted shares, and shares of common stock that are not outstanding but may be acquired upon exercise of those options exercisable within 60 days of March 23, 2012, the Record Date for the 2012 Annual Meeting. All restricted shares may be voted by the recipient upon award, but restrictions do not immediately lapse; unrestricted ownership of restricted stock occurs only upon the lapse of restrictions.

(3)

The Westbury Trust beneficially owns its shares of common stock through Westbury (Bermuda) Ltd., a Bermuda limited corporation, which is 100 percent owned by Westbury Trust. Westbury Trust and Westbury (Bermuda) Ltd. are located at Victoria Hall, 11 Victoria Street, P. O. Box HM 1065, Hamilton, HMEX Bermuda. Michael G. DeGroote is the settlor of Westbury Trust and beneficiary of the trust during his lifetime.

(4)

Consists of 7,716,669 shares of common stock owned of record by Westbury (Bermuda) Ltd, as disclosed in the Schedule 13D filed with the SEC on September 16, 2010, by Westbury Trust and Westbury (Bermuda) Ltd. CBIZ holds an option to purchase these shares. The terms of this option are disclosed on p. 44.

(5)	Holdings stated are based solely on information in the Schedule 13G filed with the SEC on February 14, 2012. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(6)

Holdings stated are based solely on information in the Form 13G filed with the SEC on February 14, 2012. The address of Sarbit Advisory Services Inc. is 100-1 Evergreen Pl., Winnipeg, MB R3L 0E9, Canada.

(7)

Holdings stated are based solely on information in the Form 13G filed with the SEC on February 13, 2012. The address of Lombardia Capital Partners LLC is 55 South Lake Ave., Suite 750, Pasadena, California 91101.

(8)

Consists of 802,257 shares of common stock, including restricted stock, owned of record by Mr. Gerard, plus options to purchase 600,000 shares of common stock granted to Mr. Gerard under the Amended and Restated CBIZ, Inc. 2002 Stock Incentive Plan (the “CBIZ Option Plan”). This individual has pledged no shares as security.

(9)	Consists of 111,925 shares of common stock owned of record by Mr. Burdick, including restricted stock. This individual has pledged no shares as security.

(10)

Consists of 112,000 shares of common stock held in a fixed irrevocable trust; 50,000 shares of common stock, including restricted stock, owned of record by Mr. DeGroote, plus options to purchase 50,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(11)	Consists of 51,000 shares of common stock owned of record by Mr. DiMartino, including restricted stock. This individual has pledged no shares as security.

(12)	Consists of 51,000 shares of common stock owned of record by Mr. Rochon, including restricted stock. This individual has pledged no shares as security.

(13)	Consists of 29,000 shares of common stock owned of record by Mr. Slotkin, including restricted stock. This individual has pledged no shares as security.

(14)	Consists of 82,580 shares of common stock owned of record by Mr. Weir, including restricted stock. This individual has pledged no shares as security.

(15)

Consists of 36,000 shares of common stock, including restricted stock, owned of record by Ms. Wiley, plus options to purchase 50,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(16)

Consists of 330,240 shares of common stock, including restricted stock, owned of record by Mr. Grisko, plus options to purchase 375,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(17)

Consists of 205,224 shares of common stock, including restricted stock, owned of record by Mr. Grove, plus options to purchase 261,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(18)

Consists of 459,416 shares of common stock, including restricted stock, owned of record by Mr. O’Byrne, plus options to purchase 252,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(19)

Consists of 85,308 shares of common stock, including restricted stock, owned of record by Mr. Sibits, plus options to purchase 231,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

Directors Meetings and Committees of the Board of Directors

The Board of Directors conducted four regular meetings and three special meeting during fiscal 2011. In addition, there were three Actions in Writing in Lieu of a Meeting of the Board of Directors, dated March 25, July 20, and November 1, 2011. Each director attended in person at least 75% of the aggregate of all meetings of the Board and Committees of the Board on which he or she served in accordance with the Company’s expectations. The Company does not have a formal policy regarding directors’ attendance at annual stockholders meetings. Nevertheless, the Company strongly encourages and prefers that directors attend regular and special board meetings as well as the annual meeting of stockholders in person, although attendance by teleconference is considered adequate. The Company recognizes that attendance of the Board members at all meetings may not be possible, and excuses absences only for good cause. All directors attended the Company’s 2011 Annual Meeting.

Independent Directors Meetings

In addition to the meetings of the committees of the Board of Directors summarized below, our Independent Directors met four times in executive session during fiscal 2011. The Company’s Lead Director and Vice Chairman, Mr. Burdick, chaired three of these executive sessions. Mr. DiMartino was elected chairman of one of these executive sessions in Mr. Burdick’s absence.

Communication with the Board of Directors

Security holders may communicate with the members of the Board by forwarding written communications to the CBIZ Corporate Secretary at the Company’s headquarters in Cleveland. The Corporate Secretary will present all communications, as received and without screening, to the Board at its next regularly scheduled meeting. This same method may be used by interested parties to contact Mr. Burdick, the Company’s Lead Director and Vice Chairman, in his capacity as presiding director over the meetings of the independent directors, as well as to contact the Non-Employee Directors.

Committees of the Board of Directors

The Board of Directors has appointed an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and an Executive Management Committee, all of which were active during 2011. The Board of Directors has determined that all members of the Audit Committee, Compensation Committee and Nominating and Governance Committee meet the definition of “Independent Director” set forth in Rule 303A of the NYSE Listed Company Manual. The following is a description of the committees of the Board of Directors:

The members of the Audit Committee are Directors Rochon, Slotkin and Weir (Chairman). CBIZ’s Board of Directors has determined that the Audit Committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. In addition, the Board has determined that all three members of the Audit Committee are “audit committee financial experts,” as that term is defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”), and meet the financial sophistication requirements of the NYSE. The Audit Committee conducted four regular meetings and five special meetings during 2011. In addition, the Committee acted through one Action in Writing in Lieu of a Meeting of the Audit Committee. The Audit Committee appoints the Company’s independent registered public accounting firm (“independent accountant” or “independent auditor”) and reviews issues raised by the independent accountants as to the scope of their audit and their audit reports, including questions and recommendations that arise relating to CBIZ’s internal accounting and auditing control procedures. The Committee is free to hire any advisors or consultants as it may deem necessary or advisable at any time. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The members of the Compensation Committee are Directors DiMartino (Chairman), Rochon, Slotkin, and Wiley. The Compensation Committee conducted four regular meeting and one special meeting during 2011. In addition, the Committee acted through two Actions in Writing in Lieu of a Meeting of the Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to compensation of CBIZ’s executive officers, including salary, bonus and benefits. The Compensation

Committee also administers CBIZ’s executive incentive-compensation plans and all equity-based plans. The Charter of the Compensation Committee is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The Compensation Committee was established to: (a) review and approve the Company’s stated compensation philosophy, strategy and structure and assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and properly reflect the objectives and performance of management and the Company without creating undue compensation risk to CBIZ; (b) discharge the Board’s responsibilities relating to compensation of the executive officers of the Company and its subsidiaries; (c) evaluate the Company’s Chief Executive Officer and set his or her remuneration package; (d) evaluate the other executive officers of the Company and its senior management and set their remuneration packages; (e) prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement; (f) make recommendations to the Board with respect to incentive compensation plans and equity-based plans; (g) oversee the risk assessment of the Company’s compensation arrangements; (h) advise the Board regarding stockholder advisory votes on executive compensation arrangements; (i) review and approve certain services to be performed by compensation consultants to the Company; and (j) perform such other functions as the Board may from time to time assign to the Committee. The Committee may delegate to its Chairman, any member of the Committee, any member of senior management or any external consultant of the Committee any task or duty the Committee deems necessary to assist it in accomplishing its obligations under law and its Charter. Any final action taken to fulfill these obligations, however, is only permitted upon majority vote of the Committee members themselves. The Compensation Committee requests that the Chief Executive Officer make recommendations regarding the amount or form of executive and director compensation annually, other than his own, or more often as the CEO or the Committee deems necessary throughout each year. The Committee is free to hire any advisors or consultants, including compensation consultants, as it may deem necessary or advisable at any time. The Committee and Management jointly consulted with Hewitt Associates LLC to perform various director and executive compensation studies in 2002, 2004, 2006, 2007, 2008, 2009, and 2010, as set out on pp. 19-21. Hewitt Associates was not retained by the Board, any Board Committee, or by the Company for any purpose during 2011.

Compensation Committee Interlocks and Insider Participation.    None of the members of the Compensation Committee during 2011 and continuing through 2012 is or has been an officer or employee of CBIZ. There are no compensation committee interlock relationships with respect to CBIZ.

The members of the Nominating and Governance Committee are Directors DiMartino, Rochon (Chairman), Slotkin, Weir and Wiley. No candidates were recommended by beneficial owners of more than 5% of the Company’s voting common stock within the last year. The Committee conducted one regular meeting in 2011. In addition, the Committee acted through one Action in Writing in Lieu of a Meeting of the Nominating and Governance Committee. The Committee was formed to propose and recommend candidates for the Board, review the continued suitability of directors following changes in their employment situations, review Board committee responsibilities and composition, review the effectiveness of the Board and of Company management, and monitor the Company’s corporate governance policies and practices. The Committee is free to hire any advisors or consultants as it may deem necessary or advisable at any time. The Committee’s Charter and its corporate governance guidelines are available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board, qualified candidates for the Board who bring the background, knowledge, experience, skill sets, and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. The Nominating and Governance Committee and the Board have determined that a director should have the following characteristics: (1) the ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals; (2) a history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics; (3) the availability for in-person or telephonic participation in Board or Committee meetings, as well as the Annual Meeting of Stockholders; (4) the willingness to demand that the Company’s officers and employees insist upon honest and ethical conduct throughout the Company; (5) knowledge of, and experience with regard to at least some of: loans and securities, including any lending and financing activities related thereto, public company regulations imposed by the SEC and the NYSE, amongst others, portfolio and risk management, the major geographic locations within which the Company operates, sound business practices, accounting and financial reporting, and one or more of the principal lines of business in which the Company is engaged; and, (6) the ability to satisfy criteria for independence established by the Securities and Exchange Commission and the NYSE, as they may be amended from time to time.

In its recommendations of candidates for appointment, election and reelection to the Board, the Committee specifically follows the requirements of its Charter to “recommend to the Board, with the input of the Chief Executive Officer, qualified candidates for the Board who bring the background, knowledge, experience, skill sets and expertise that would strengthen and increase the diversity of the Board.” The Committee believes that the current Board members, as well as the candidates considered and nominated for election at the 2012 Annual Meeting, represent a group that includes differences of background, viewpoint, professional experience, education, skills and other qualities and attributes that contribute to heterogeneity.

The Nominating and Governance Committee will consider any candidate recommended by a stockholder, provided that the stockholder mails a recommendation to the Corporate Secretary at the Company’s headquarters, prior to the deadline for stockholder proposals, that contains the following: (1) the recommending stockholder’s name and contact information; (2) the candidate’s name and contact information; (3) a brief description of the candidate’s background and qualifications; (4) the reasons why the recommending stockholder believes the candidate would be well suited for the Board; (5) a statement by the candidate that the candidate is willing and able to serve on the Board; (6) a statement by the recommending stockholder that the candidate meets the criteria established by the Board; and (7) a brief description of the recommending stockholder’s ownership of common stock of the Company and the term during which such shares have been held. In making its discretionary determination whether to nominate a candidate who has been recommended by a stockholder, the Nominating and Governance Committee will consider, among other things, (a) the appropriateness of adding another director to the Board, or of replacing a currently sitting director, (b) the candidate’s background and qualifications, and (c) other facts and circumstances identified in the Committee’s Charter.

The members of the Executive Management Committee are Messrs. Burdick, Gerard, and Grisko. The Executive Management Committee approved nine Unanimous Written Consents in Lieu of Meeting of the Executive Management Committee of CBIZ, Inc. during 2011. Subject to applicable law, the Executive Management Committee is empowered with the same authority as the full Board of Directors to take any action including the authorization of any transaction in the amount of $10 million or less. With respect to acquisitions or divestitures, the Board of Directors has delegated to the Committee the power to cause the execution and delivery of documents in the name and on behalf of the Company, to cause the issuance of shares of Common Stock of the Company, and to take all actions necessary for the purpose of effecting acquisitions or divestments, so long as all members of the Committee approve the transaction and the total consideration to be paid to or by the Company in connection with the acquisition or divestiture does not exceed $10 million. The Committee does not have the power or authority of the Board of Directors to approve or adopt or recommend to the stockholders any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval; adopt, amend or repeal any Bylaw of the Company; fill or approve Board or Board committee vacancies; declare or authorize the payment of dividends; fix compensation for service on the Board or any committee thereof; or elect Company executive officers.

CBIZ has a Code of Professional Conduct and Ethics Guide that applies to every director, officer, and employee of the Company. The Code of Professional Conduct and Ethics Guide is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

Directors’ Role in Risk Oversight

Risk is an integral part of Board and Committee deliberations throughout the year. Management, the full Board, and each Board Committee all review risk oversight and management issues pertaining to their respective areas of responsibility as established by the Company’s organizational documents and the charters of its committees. The Company has historically reviewed key risks with the Board of Directors and implemented a more formal enterprise risk management review program in 2010 as a Company-wide initiative to enhance our existing processes involving an integrated effort to identify, evaluate and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. This risk oversight initiative continued in 2011. The activities of the enterprise risk management program entail the identification, assessment, and prioritization of a broad range of risks — including, for example, strategic, operational, financial, legal, regulatory and reputational risks — and the review of plans to mitigate their possible effects. The Board and each of its committees were actively engaged in this program throughout 2011 and continuing through 2012.

Director Independence

The NYSE Listed Company Manual provides that companies listed on the NYSE must have a majority of independent directors. A director is considered independent under NYSE rules if the board of directors determines that the director does not have any direct or indirect material relationship with CBIZ and if such director satisfies the other criteria specified by the NYSE Listed Company Manual. The Nominating and Governance Committee and the Board of Directors have determined that each of Rick L. Burdick, Joseph S. DiMartino, Richard C. Rochon, Todd J. Slotkin, Donald V. Weir and Benaree Pratt Wiley are independent directors. Mr. Gerard is not considered an independent director because of his employment as our Chief Executive Officer and Mr. DeGroote is not considered an independent director because of his relationship with the Company as discussed below.

In connection with these independence determinations, the Nominating and Governance Committee and the Board of Directors considered all of the relationships between each director and CBIZ, and in particular the following relationships:

•

The Committee and the Board determined that Mr. Burdick should be considered an independent director under the meaning of the NYSE rules, since the amounts paid to the law firm of Akin Gump Strauss Hauer & Feld LLP for legal representation of CBIZ throughout 2011 were not collectively significant under the NYSE rules governing director independence. Akin Gump performed legal work for CBIZ during 2011, 2010 and 2009 for which the firm received approximately $0.5 million, $0.8 million and $0.4 million from CBIZ, respectively.

•

The Committee and the Board determined that Michael H. DeGroote should not be considered an independent director under the meaning of the NYSE rules, primarily in light of his relationship to a significant stockholder of the Company. Mr. DeGroote is the son of Michael G. DeGroote, who is the settlor and current beneficiary of Westbury Trust. Westbury Trust beneficially owns its shares of common stock through Westbury (Bermuda) Ltd., a Bermuda limited corporation which is 100 percent owned by Westbury Trust. Westbury Trust and Westbury (Bermuda) Ltd. are the Company’s largest single stockholders. He is also an officer or director of various privately held companies that obtain several types of insurance coverage through CBIZ. The commissions paid to CBIZ for the years ended December 31, 2011, 2010 and 2009 were approximately $0.1 million.

•	The Nominating and Governance Committee and the Board of Directors determined that Mr. Rochon should be considered an independent director under the meaning of the NYSE rules. Mr. Rochon was an officer or director of various entities which have in the past secured several types of insurance coverage or business advisory and tax services through subsidiaries of CBIZ. However, the commissions paid to this subsidiary in 2008 and 2007 for the purpose of securing such coverage were not determined by the Nominating and Governance Committee and the Board of Directors to be significant under the NYSE rules governing director independence. No coverage was secured from, and no commissions were paid to, CBIZ between 2009 and 2011, following the disposition of these entities by Mr. Rochon’s investment group. The non-attest business advisory and tax services provided by CBIZ to several entities in which Mr. Rochon is either an officer or director, or in which he holds or controls a significant but not controlling interest totals approximately $0.4 million for 2011, which amount is less than 2% of such other companies’ consolidated gross revenues.

Company Leadership Structure

The positions of Chairman of the Board of Directors and Chief Executive Officer are both held by Mr. Gerard. The Board believes the combination of these roles provides the Board with a more comprehensive understanding of ongoing operations and current issues. This structure also facilitates the identification of emerging issues, communication of essential information to the Board and preparation of agendas for the Board. Since our Chairman is an executive officer of the Company, the Board believes it is appropriate to have an independent Lead Director who, among other things, chairs all executive sessions of our independent directors and facilitates communication between the Board of Directors and the Company’s executive officers. It is the Board’s belief that the current composition, committee system and the position of an independent Lead Director effectively maintains Board independence and independent oversight of management and Company performance. Mr. Burdick currently acts as the Company’s Lead Director. As in past years, each member of the board and each committee member participated in performance self-assessments regarding their respective roles, their performance in each role, the activities of each body, and the performance and structure of leadership at the Board and management levels. The results of these assessments were reviewed by the full Board, each Committee, and by the independent directors as a group.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an Audit Committee comprised of three of the Company’s independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the current rules of the NYSE and the SEC that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by Rule 303A of the NYSE Listed Company Manual and by all other applicable laws or rules.

The Audit Committee closely monitors developments in corporate governance, including those arising from the adoption of the Sarbanes-Oxley Act of 2002 (the “Act”) and rules related to the Act. The Audit Committee’s Charter and the Company’s Code of Professional Conduct and Ethics Guide reflect those portions of the Act and attendant rules promulgated by the SEC and the NYSE. The Audit Committee anticipates that changes to its Charter may be necessary from time to time if the SEC and the NYSE adopt additional rules bearing on the duties and activities of the Committee. The Audit Committee Charter and Code of Professional Conduct and Ethics Guide have been posted on the Investor Relations portion of the Company’s website, at www.cbiz.com.

The membership of the Audit Committee did not change in 2011. Each of the Audit Committee members have been identified as audit committee financial experts, as defined by the rules and regulations of the SEC, in light of their training, experience, and expertise.

The Audit Committee oversees the Company’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Quarterly results similarly were reviewed and discussed.

The Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted U.S. accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not ensure that the Company’s financial statements are presented in accordance with generally accepted U.S. accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or the standards of the Public Company Accounting Oversight Board (the “PCAOB”) or that the Company’s independent accountants are in fact independent.

The Audit Committee received, reviewed, and adopted management’s report assessing the Company’s internal control over financial reporting. The Committee continued to be very active in monitoring management’s efforts to document and assess the Company’s internal controls.

The Audit Committee discussed with the independent auditors, who are responsible for expressing opinions on the conformity of those audited consolidated financial statements with generally accepted U.S. accounting principles and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement of Auditing Standards No. 61, as amended, as adopted by the PCAOB (AICPA, Professional Standards, Vol. 1, AU section 380). In addition, the Audit Committee has discussed with the independent accountants the auditors’ independence from management and the Company including the matters in the written disclosures and the letter required by applicable requirements of PCAOB Rule 3526 regarding the independent accountants’ communications with the audit committee concerning independence.

The Audit Committee discussed with both the Company’s internal auditor and independent auditors the overall scope, plans and results of their audit activities. The Audit Committee met regularly throughout 2011 with the independent auditors, and the head of the Company’s Internal Audit staff, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Audit Committee of the Board of Directors

Donald V. Weir, Chairman Richard C. Rochon Todd J. Slotkin

Auditor Fees

The Company incurred the following fees for services performed by KPMG LLP in fiscal 2011 and 2010:

Audit Fees:    Fees for the fiscal year 2011 audit and the review of Forms 10-Q billed through December 31, 2011 were $802,500. Audit fees include fees related to the integrated audit of consolidated financial statements, SAS 100 quarterly review fees, and consent fees related to the Company’s S-8 Registration filed in 2011. Fees for the fiscal year 2010 audit and the review of Forms 10-Q billed through December 31, 2010 were $914,513. Audit fees include fees related to the integrated audit of consolidated financial statements, SAS 100 quarterly review fees, and comfort letter fees.

Audit-Related Fees:    Audit-related fees of $24,000 were billed in each of the years ended December 31, 2011 and December 31, 2010. The audit-related fees paid in each of these years were paid for services rendered in connection with the audit of the financial statements of the CBIZ Employee Retirement Savings Plan.

Tax Fees:    There were no tax fees billed by KPMG LLP for the years ended December 31, 2011 or December 31, 2010.

All Other Fees:    There were no other fees billed for professional services by our independent auditors during fiscal years 2011 and 2010 that are not included in one of the above categories.

Pursuant to its Charter and the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee is responsible for pre-approving all services performed by the Company’s independent auditors, and certain services may not, under any circumstances, be performed for the Company by its independent auditors. KPMG LLP, the Company’s independent auditor, may not be engaged to perform for the Company, and is prohibited from performing for the Company, any prohibited service enumerated in the Act, or in any other law or regulation. In addition, the independent auditor is not permitted to perform services for the Company, whether associated with audit or non-audit functions, unless the services to be provided have been approved prior to their performance by this Committee, except as may otherwise be provided by law or regulation.

However, certain non-prohibited services may be pre-approved by the Audit Committee Chairman personally in advance of full Audit Committee consideration and approval, provided, that each engagement total no more than $20,000 in fees prior to the next regularly scheduled meeting of the Audit Committee, at which time the entire Audit Committee is required to consider and either approve or reject the engagement, provided the engagement otherwise does not appear reasonably likely to compromise KPMG LLP’s independence. The Audit Committee pre-approved all of the services described above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board (the “Committee”) is responsible for establishing, implementing and monitoring the application of its compensation philosophy to the senior management and directors of the Company. At CBIZ, the Senior Management Group (“SMG”) consists of the Company’s executive officers, certain Senior Vice Presidents, and certain other corporate officers. The Committee’s goal is to ensure that the total compensation paid to the SMG is fair and reasonable. Generally, the types of compensation and benefits provided to members of this group are similar to those provided to executive officers at other comparable companies. Throughout this proxy statement, Steven L. Gerard (CEO), Jerome P. Grisko, Jr. (President), Ware Grove (CFO), Robert O’Byrne (President, Employee Services), and David Sibits (President, Financial Services) are referred to as the “Named Executive Officers”, all of whom are members of the SMG.

Compensation Philosophy and Objectives

The Company believes the most effective executive compensation program rewards executives’ contribution in achieving and exceeding specific annual, long-term and strategic goals of the Company, and aligns executives’ interests with those of the stockholders. Moreover, the Company believes a successful compensation structure will help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains fair relative to the compensation paid to similarly situated executives at companies of comparable size and complexity. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the Named Executive Officers should include both cash and equity compensation that reward performance that meets or exceeds established goals.

CBIZ also believes that total compensation should also reflect an individual’s performance and potential. Performance will generally be measured in accordance with an individual’s goals and objectives as well as their contribution to CBIZ’s corporate goals and initiatives. Such factors as teamwork, new service or product innovation, initiative, mentoring and personal development will strongly influence a non-quantitative component of compensation awards at CBIZ.

Ultimately, compensation paid to members of the SMG, including amounts paid to the Named Executive Officers, is determined based on the discretionary judgment of the Compensation Committee with input from the CEO, the President, and compensation consultants.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the SMG, including the Named Executive Officers, and reviews recommendations and makes determinations regarding equity awards to all CBIZ employees. Decisions regarding the non-equity compensation of employees other than the SMG are made by the Chief Executive Officer and the President. The Chief Executive Officer and the President annually review the performance of each member of the SMG. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion to modify any recommended adjustments or awards to executives.

Setting Executive Compensation

In order to assist the Compensation Committee in applying its compensation philosophy and objectives, the Company, at the request of the Compensation Committee, engaged Hewitt Associates, an outside human resources consulting firm, to periodically conduct reviews of its compensation program for the SMG. Hewitt

Associates was engaged to prepare reports regarding these matters in 2002, 2004, 2006 and 2008, and consults with the firm on an as-needed basis each year. In 2007 Hewitt Associates was asked by Management to assist the Committee in determining whether or not the triggering mechanism (incentive awards as a function of the range of earnings per share) in the executive incentive compensation plans for the SMG should be modified or updated. Following review of the 2007 Hewitt Associates report and discussion with management, the Committee determined that, commencing in 2008, compensation under such plans would be triggered by a combination of earnings per share related to continuing operations and pre-tax margin improvement results.

In October 2010, Hewitt Associates again analyzed target compensation components and levels for the SMG, including the Named Executive Officers. This most recent Hewitt Associates analysis compares each element of total compensation for the SMG against two groups, with some relevant compensation data common to both groups. The first is a custom peer group of 21 publicly traded, privately-held, and non-profit professional services, insurance, information technology, medical billing, and other companies reflecting some aspect of CBIZ’s product and service offerings (collectively, the “Compensation Peer Group”). The Compensation Peer Group is periodically reviewed and updated by Hewitt Associates as part of its studies, and the companies used for comparison in the 2010 Compensation Peer Group are somewhat different from the companies reflected in the Compensation Peer Group used in the 2008 Hewitt Associates study. Because of differences in the size and business focus among the companies comprising the Compensation Peer Group, regression analysis is used to adjust the compensation data for differences in revenues. This adjusted value estimates the market value of compensation and is used as the basis of comparison of compensation between CBIZ and the companies in the Compensation Peer Group. In order to reflect compensation as of January, 2011, the Compensation Peer Group data was aged where appropriate using a 2.9% annual rate based on projected salary increases from Hewitt’s Salary Increase Survey.

The Committee has not engaged Hewitt Associates to revisit this data since its last report, and therefore the Committee believes that the 2010 Hewitt report may underestimate the 2011 median compensation levels that would form a completely accurate benchmark for comparisons to the compensation levels of the respective members of the SMG. Nevertheless the Committee believes that the data contained in the 2010 Hewitt Associates report provides a useful set of comparators by which the compensation of the SMG can be assessed. The Compensation Committee has expressed its intention to consult with Hewitt Associates again in 2012, and it is expected that updated benchmarks will be available for use in evaluating the compensation of the SMG in 2013.

The Compensation Peer Group from the 2010 study consists of the following companies:

Ingram Micro Inc.	Iron Mountain, Inc.	IHS Group

Automatic Data Processing, Inc.	Protective Life Corporation	RehabCare Group, Inc.

Pitney Bowes, Inc.	Equifax Inc.	ACI Worldwide

AMERIGROUP Corporation	Global Payments Inc.	Blue Cross Blue Shield of AZ, Inc.

Unisys Corporation	Deluxe Corporation	Indiana Farm Bureau Insurance

Fiserv, Inc.	Erie Insurance Group	The MITRE Corporation

The Brink’s Company	MoneyGram International, Inc.	The ServiceMaster Company

The second comparison group consists of 25 companies, some of which are shared with the first group, included in the “Company Peer Group”, including four of the six companies reported in the Company’s 2011 Form 10-K report, for the purpose of comparing five year cumulative total returns. The companies included in this second group are:

Towers Watson & Co.	Viad Corp.	ICF International Inc.

Duke Realty Corp.	Zebra Technologies Corp.	Korn/Ferry International

Deluxe Corp.	American Healthcare Services Inc.	National Western Life

Erie Indemnity Co.	Healthways Inc.	Alliance Healthcare Services Inc.

Moneygram International Inc.	Navigant Consulting Inc.	Resources Connection Inc.

Brown & Brown, Inc.	Hudson Highland Group Inc.	ACI Worldwide Inc.

IHS Inc.	Odyssey Healthcare Inc.	LECG Corp.

National Financial Partners Corp.	Huron Consulting Group Inc.	Hackett Group, Inc.

Rehabcare Group Inc.

Hewitt Associates’ database and statistical methods are helpful to the Compensation Committee because they create a broad basis on which to establish the 50th percentile market value compensation targets for the various members of the SMG, including the Named Executive Officers. Because CBIZ is composed of units in widely different business lines, which are not mirrored in the aggregate by any other precisely comparable individual companies, the regression analysis offered by Hewitt Associates is particularly useful because it creates a possible basis for compensation comparison for our SMG from a statistical amalgamation of many companies that otherwise would individually reflect only one facet of our business or which are either too small or too large to serve as fair one-to-one comparators. Taken together, their data provides CBIZ with a benchmark not available from each Compensation Peer Group member company individually.

The Committee generally targets aggregate compensation for the collective SMG, including Named Executive Officers, at the 50th percentile of total compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group and the Company Peer Group. Variations to this objective in general, and in evaluating compensation targets for individual members of the SMG, may occur as dictated by the experience level of the individual, his or her relative importance or unique function within the organization, special meritorious conduct during the year or over a longer period, and market factors. Adjustments may also be made on the basis of ancillary compensation data that the Company has obtained from publicly available competitive intelligence, CBIZ acquisition efforts, and other sources of information pertaining to compensation for comparable positions.

A significant percentage of total compensation is allocated to incentives as a result of the Company’s philosophy to maintain a variable compensation model based on both Company and individual performance. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, other than consistency with the 50th percentile target for the aggregate of the various components of total compensation. The Committee reviews information provided by Hewitt Associates, as well as the other sources of information mentioned above, to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

Historically, and in fiscal 2011, the Committee granted a majority of total compensation to CBIZ executive officers in the form of cash, cash-incentive, and equity compensation. The Committee determined that the total compensation programs for the collective members of the SMG, including the Named Executive Officers, were roughly consistent with targets. In addition, the Committee believes that to the extent compensation was paid in excess of median levels reflected in Hewitt Associates data, such payments were appropriate because they served as appropriate recognition of the continued leadership contributions of the individuals concerned, reflected merit awards resulting from specific accomplishments of the individuals, and served as a useful talent retention mechanism. The Committee and management believe that this approach is necessary in order to attract and to retain key talent needed to ensure the long-term success of the Company. The Committee also noted that departures from the median data suggested by the Hewitt Associates report were warranted because the report was derived from compensation standards current in early 2010, and therefore it is probable that the compensation medians for both the Compensation Peer Group and the Company Peer Group underreport actual compensation standards for 2011.

2011 Executive Compensation Components

For the fiscal year ended December 31, 2011, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	performance-based incentive compensation;

•	long-term equity incentive compensation;

•	deferred compensation and retirement savings plans;

•	participation in the CBIZ 2007 Amended and Restated Employee Stock Purchase Plan; and

•	perquisites and other personal benefits.

Base Salary

The Company provides the Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. As in past years, the Company continued to compare the compensation of the members of the SMG, including Named Executive Officers, to the Compensation Peer Group and the Company Peer Group, and to target compensation at the 50th percentile, with salaries changing if called for by the Company’s ancillary compensation data.

During its review of base salaries for each member of the SMG, including Named Executive Officers, the Committee primarily considers:

•	market data and analysis provided by Hewitt Associates;

•	market information from acquisition discussions, new hires, and other ancillary sources;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Promotions or changes in job responsibility may also result in modifications to an executive’s salary level. Merit-based increases for the Named Executive Officers (other than the Chief Executive Officer and the President) are based on the evaluation and recommendation of the Chief Executive Officer and the President, and ultimately upon the Committee’s own assessment of an individual executive’s performance. Merit-based increases for the Chief Executive Officer and the President are based upon the Committee’s assessment of the senior executives’ performance as well as upon the data reflected in the Hewitt Associates report. No member of the SMG, other than the President of the Employee Services division, received a raise in base pay during 2011. The Committee determined that the increase in base pay for the President of the Employee Services division was warranted based in part upon the data contained in the Hewitt Associates report and ancillary sources and because that individual had previously voluntarily foregone a base pay increase awarded to the remaining members of the SMG in 2009. In 2012, the Compensation Committee determined that a 3% increase in the base salary should be granted to all members of the SMG, based in part upon data contained in the Hewitt Associates report and ancillary sources and the fact that all but one of the SMG has received no base pay increase for the past three years. The President of the Employee Services division again received a raise in 2012, based upon the compensation data available to the Committee.

Performance-Based Incentive Compensation

The 2002 Amended and Restated CBIZ, Inc. Stock Incentive Plan (the “2002 SIP”) was approved by the Company’s stockholders at the 2011 Annual Meeting of Stockholders. The Amended and Restated 2002 SIP gives the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the Named Executive Officers and other members of the SMG and other key employees throughout the Company. The Company believes that the 2002 SIP encourages the growth of stockholder value and allows key employees to promote and benefit from the long-term growth and profitability of CBIZ.

The Committee has awarded performance bonuses to the SMG, including the Named Executive Officers, under the 2002 SIP through the adoption of Annual Executive Incentive Plans (“EIP”). The Committee also has awarded stock options and restricted stock as long-term equity incentive compensation to this group. Members of the SMG, including the Named Executive Officers, are granted equity awards based on their performance during the prior year and in accordance with the Company’s long-term equity incentive program.

Members of the SMG, including the Named Executive Officers, receive cash incentive compensation under the 2002 SIP and attendant EIP. As discussed in detail in the section titled CBIZ Annual Executive Incentive Plan below, in 2011, this cash incentive compensation component consisted of a Financially Based Award and an Individual Performance Award dependent on the Company’s financial performance results in terms of diluted earnings-per-share from continuing operations (“continuing EPS”) and as a function of the Company’s margin performance. The Committee believes that this methodology directs the SMG’s focus toward ensuring the correct balance of revenue growth and margin performance. The Committee’s adjustment of the EIP award mechanism was supported by the results of the 2007 Hewitt Associates study regarding typical incentive plan design characteristics, trends in current incentive plan designs, and alternatives that might better suit the Company’s focus on matters other than revenue growth as reflected in EPS improvement.

The Named Executive Officers and other members of the SMG are also eligible to receive additional merit-based cash bonuses which are issued under the authority of the 2002 SIP based upon the evaluation and recommendation of the CEO and/or the President, and ultimately upon the Committee’s own assessment of an individual executive’s performance. Such compensation is discretionary and awards are made by the Committee.

CBIZ Annual Executive Incentive Plan

The EIP is an annual cash incentive program adopted by the Committee under the authority of the 2002 SIP. The EIP provides guidelines for the calculation of annual non-equity incentive-based compensation, subject to Committee oversight and modification. At its regular February meeting each year, the Committee considers whether an EIP should be continued and, if so, approves the members of the SMG eligible to participate in the EIP and sets incentive levels based on the participant’s position, management authority over and accountability for operations or corporate processes, and potential to impact revenue or expenses.

In 2011, the EIP calculated cash incentive awards as a function of the Company’s pre-tax margin improvement as well as its EPS growth. As in prior years, under the Financially Based Award component of the EIP in effect for 2011, Target Award (“TA”) opportunities are established as a percentage of each executive’s base salary, and are subject to a Target Multiplier (“TM”) that increases or reduces award opportunities based on the Company’s ability to exceed, meet, or fail to meet predetermined targets. In 2011, the predetermined targets consisted of a diluted continuing EPS target related to continuing operations (“EPS Target”) and a pre-tax margin related to continuing operations improvement target (“MA Target”). Certain adjustments may be made to these targets that would cause them to be characterized as non-GAAP financial measures. Seventy percent (70%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the EPS Target and thirty per cent (30%) of an executive’s TA opportunity is dependent on the Company’s performance with respect to the MA Target. The TA opportunities for members of the SMG, including the Named Executive Officers, assuming the Company’s final EPS results related to continuing operations coincide with the EPS Target and margin improvement results coincide with the MA Target, range from 40% to 75% of base salary. The TM range for the EPS Target may reduce the awards to 0% or increase the awards to 200% of the EPS Target-related portion of an executive’s bonus opportunity. The TM range for the MA Target may reduce the awards to 0% or increase the awards to 200% of the MA Target-related portion of an executive’s bonus opportunity. For fiscal 2011, 100% of each named executive officer’s EIP award was based upon achievement of corporate financial objectives relating to EPS Targets and MA Targets.

The 2011 EIP also contained an additional Individual Performance Award component, under which each member of the SMG, including the Named Executive Officers other than the CEO, could have earned up to an additional 25% of the executive’s base Target Award for extraordinary individual performance. Measurement of individual performance under this component was based upon the CEO’s assessment of an executive’s performance related to the individual’s personal contributions toward the achievement of the Company’s financial results. The CEO’s recommendations and underlying assessments were presented to the Committee, and the Committee had the opportunity to accept, reject, or modify the recommendations. In 2011, the Committee accepted the CEO’s recommendations.

Upon completion of the fiscal year, the Committee reviewed the EPS from continuing operations and margin improvement performance of the Company, determined the TMs applicable to the group’s respective TAs, determined the applicable Individual Performance Award percentage, calculated the EIP earned for each member of the participating group, and certified the appropriate EIP awards.

For 2011, the Committee set the EPS Target at $.58 per share from continuing operations. This standard is considered to be a non-GAAP financial measure. For the covered executives, including the Named Executive Officers, to earn any EIP Target-related bonus for 2011, the Company was required to post results that were approximately 91.4% of the EPS Target, or $.53 per share. In order to earn the maximum possible EIP bonus, the Company’s results would have had to exceed the EPS Target by approximately 8.6%, i.e. $.63 per share. The Committee believes these EPS Targets and MA Targets are consistent with the EIP’s purpose in encouraging the achievement of long-term performance improvements in the Company’s financial results and not penalizing the management team for ongoing difficult market conditions faced by each of the Company’s respective divisions.

For 2011, the Committee set the MA Target at 6.7%. This standard is considered to be a non-GAAP financial measure. The Committee determined that this approximately static target was appropriate given the ongoing market challenges faced by each of the Company’s respective divisions. For the covered executives to earn any MA Target-related bonus for 2011, the Company was required to post results that were approximately 94% of the MA Target, or a 6.3% pre-tax margin result. In order to earn the maximum possible EIP bonus, the Company’s results would have had to exceed the MA Target by approximately 7.5%, or a pre-tax margin result of 7.2%.

The range of potential Target Multipliers applicable to 2011 is set out in the table below.

Earnings Per Share Component	Multiplier	Pre-Tax Margin Component	Multiplier
At least $.53	0.5	—	—
$.54	0.6	At least 6.3	0.5
$.55	0.7	6.4	0.6
$.56	0.8	6.5	0.8
$.57	0.9	6.6	0.9
$.58	1.0	6.7	1.0
$.59	1.1	6.8	1.1
$.60	1.3	6.9	1.3
$.61	1.5	7.0	1.5
$.62	1.7	7.1	1.7
$.63 and above	2.0	7.2 and above	2.0

There were no special adjustments that affected these targets for 2011. Diluted EPS results related to continuing operations for 2011 were $.58 per share, and therefore the EPS Target Muliplier was set at 1.0. Pre-tax margin results related to continuing operations were 6.4% for 2011 and therefore the MA Target Multiplier was determined to be 0.6.

For each of the Named Executive Officers, the Target Awards, applicable Target Multiplier, Individual Performance Adjustments, and EIP Bonuses for 2011 performance were:

	2011 Base Pay	Base Target Award (% Base Pay)	Base Target Award ($)	Max. Indiv. Perform. Award* ($)		70% Based on EPS			30% Based on Margin			Total EIP Bonus
Name						70% of Base Target Award	Target Multi- plier	EPS- Based Award	30% of Base Target Award	Target Multi- plier	Margin- Based Award
Steven L. Gerard	$675,000	75	506,250	n/a		354,375	1.0	354,375	151,875	0.6	91,130	445,500
Jerome P. Grisko, Jr.	$505,000	60	303,000	60,600	*	212,100	1.0	212,100	90,900	0.6	54,540	327,240
Ware Grove	$392,000	50	196,000	39,200	*	137,200	1.0	137,200	58,800	0.6	35,280	211,680
Robert O’Byrne	$446,000	50	223,000	44,600	*	156,100	1.0	156,100	66,900	0.6	40,140	240,840
David Sibits	$456,000	50	228,000	45,600	*	159,600	1.0	159,600	68,400	0.6	41,040	246,240

*	Reflects a reduction of 20% of the maximum individual discretionary award for all EIP participants based upon the Committee’s assessment of the group’s overall performance as a team in achieving 2011 results.

With respect to the Individual Performance Award component of the EIP, the Compensation Committee determined that a predetermined percentage of the base pay of the SMG should be granted to them if they are determined to achieve financial and certain non-financial goals set jointly by the CEO and the Compensation Committee. The CEO is not personally eligible to obtain any bonus based upon the Individual Performance Award component of the EIP, as he personally assists the Committee in determining whether or not each member of the SMG is entitled to his or her proposed Individual Performance Award. The CEO does not recommend compensation levels for himself, and such determinations are solely within the control of the Compensation Committee.

In making the annual determination of the minimum, target and maximum levels for the EIP bonuses, the Committee considers any appropriate factor including but not limited to anticipated risks and rewards, performance metrics, internal revenue and margin estimates, as well as specific circumstances facing the Company during the coming year. The judgment of the Committee, as well as that of the CEO in his role of assisting the Committee, in determining whether or not the members of the SMG have met their goals and fulfilled their duties throughout the year, constitutes an exercise of both objective investigation as well as discretion. The goals set for these executives included achieving budgetary targets for the operations under their direction mitigated by any events or reasons outside their control that caused any failure to meet budget targets, meeting or exceeding cross-serving program goals for the operations under their control, generating acquisition opportunities, meeting the requirements of the “One CBIZ” client service model, working together as a coherent and mutually supportive senior management team, and meeting expectations related to leadership performance.

Awards made to Named Executive Officers under the EIP for performance in 2011 are reflected in column (g) of the Summary Compensation Table on p. 33.

In 2011 the Committee indicated that the President, CFO, and the heads of the Financial Services and the Employee Services divisions were not eligible to receive their full Individual Performance Awards of up to 25% of their Base Target Awards. The Committee determined that a reduction of 20% of the maximum individual discretionary award for all EIP participants was based upon the Committee’s assessment of the group’s overall performance as a team in achieving 2011 results. The Committee determined that while these individuals, as well as all others in the SMG, once again set excellent leadership standards in their respective areas of responsibility, were faced with a year marked by difficult market conditions, and diligently performed their goals and duties throughout the year, nevertheless their failure to deliver margin results comparable to the Company’s 2010 performance results justified a reduction of the Individual Performance Awards for all members of the SMG.

Merit Bonuses

Promotions, changes in job responsibility, and extraordinary program achievements may also result in a merit-based bonus that is not awarded pursuant to the authority of the 2002 SIP. Merit-based bonuses are based, in the case of the CEO, on the evaluation of the Compensation Committee, and in the case of members of the SMG other than the CEO, on the recommendation of the CEO and the President, subject to the Committee’s approval.

Special merit bonuses, as set out in column (d) of the “Summary Compensation Table” on p. 33, were paid to Messrs. Gerard, Grisko, Grove and O’Byrne on the basis of their performances in 2011. These awards were granted by the Committee in recognition of their achievements in, and relative responsibility for, leading the Company through the prior nine consecutive years of growth in revenue, earnings per share, and cash earnings related to continuing operations, and for delivering results in difficult market conditions. The Committee indicated that the special merit bonuses were due in part to the sustained efforts of Messrs. Gerard, Grisko and Grove during the period between 2006 through 2011 in delivering revenue growth of 31%, growth of 81% in EPS from continuing operations, EBITDA growth of 41%, and cash EPS growth of 96%, among other non-GAAP measures. The amounts of the respective merit awards reflected the Committee’s assessment of the relative responsibility of the three officers in contributing to these gains. Mr. Grisko was also specifically recognized for his successful efforts at cost containment, which resulted in a reduction of 2011 operating expenses to a level below that of 2010 results. Mr. Grove’s success in further reducing the Company’s borrowing costs in 2011 by 100 basis points was recognized in particular. The gains earned through Mr. O’Byrne’s successful sale of certain individual wealth management operations to Mariner Holdings LLC and Mariner Wealth Advisors, LLC served as the motivation for his merit bonus award. The Committee did not use a mathematical model for determining the amount of compensation that should be awarded for these efforts and successes, but agreed that awards, amounting to approximately 15%, 15%, 5.6%, and 7.3% of the otherwise combined base and bonus compensation for the year of Messrs. Gerard, Grisko, Grove and O’Byrne respectively, were reasonable special recognition for the noted achievements.

Long-Term Equity Incentive Compensation

Stock Option and Restricted Stock Programs

The Company believes that the Stock Option and Restricted Stock Programs under the 2002 SIP enable the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain fair and competitive levels of total compensation.

Equity awards are determined based on market data and vary among participants based on their positions and functions within the Company. Option awards vest, restrictions on stock awards lapse, grants are awarded, conditions and terms apply, and pricing is set by the Compensation Committee according to the procedures described on pp. 23-24.

The Hewitt Associates 2010 study indicates that CBIZ’s long-term incentive compensation in the form of stock option or restricted stock grants to most of the members of the SMG, including the majority of the Named Executive Officers, falls approximately around the 50th percentile of long-term equity incentive compensation paid to similarly situated executives within the Compensation Peer Group, although the awards to the CEO were noted to be less than those given in the comparative companies. The data reflected in the Hewitt Associates report indicated that the long-term equity compensation values awarded by the Company to the SMG as a group overall generally fell around the 50th percentile range reflected in the awards of the Company Peer Group companies. The study indicates that the Company’s use of stock options and restricted stock for the SMG is in line with market trends. The 2011 awards for the Named Executive Officers are set out in the “Grants of Plan Based Awards” table on p. 36.

Deferred Compensation and Retirement Savings Plans

Retirement Savings Plan

The CBIZ Retirement Savings Plan (the “Savings Plan”) is a tax qualified retirement savings plan pursuant to which all U.S. based associates, including the Named Executive Officers, are able to contribute the lesser of up to 80% of their annual salary or $16,500 (plus an additional $5,500 if the participant was at least 50 years old) to the Savings Plan on a before tax basis. The Company will match 50% of the first 6% of pay that is contributed to the Savings Plan. Employees who have attained age 21 are permitted to become participants in the Savings Plan after the earlier of 60 consecutive days of service or a 12 full months of employment and 1,000 hours of service within the 12-month period. Employer matching payments commence after participants have been employed for one year. Employer contributions on behalf of participants are fully vested after a participant has been employed for three years. Participants deposit savings in one or more of 21 stock and bond investment funds. The 2011 at-market annual rates of return of the investment choices available to participants ranged from -13.33% to 7.43%, depending on each participant’s fund selections.

Non-qualified Deferred Compensation Plan

The Named Executive Officers, as well as any other member of the SMG, any BUL and any other employee scheduled to earn more than $200,000 annually are entitled to participate in the CBIZ Employee Non-qualified Deferred Compensation Plan. Pursuant to this deferred compensation program, eligible employees can defer up to 100% of any bonus and commission payments, as well as up to 25% of their base compensation. There is no employer match in this program. The Company does not pay any gains that participants may obtain through investment in the plan. Gains and losses are strictly related to the investment returns of the mutual fund choices within the plan. For additional information about this plan, please refer to the discussion beginning on p. 39.

CBIZ 2007 Employee Stock Purchase Plan

At the 2011 Annual Meeting, stockholders approved the CBIZ 2007 Amended and Restated Employee Stock Purchase Plan (“ESPP”), under which employees may purchase CBIZ stock at a 15% discount, and may contribute up to $21,250 toward purchases of stock by payroll deduction or otherwise, in accordance with the terms of the ESPP. The Named Executive Officers and all other members of the SMG are entitled to participate in the ESPP, along with and upon the same terms as all other qualified employees of CBIZ subsidiaries.

Perquisites and Other Personal Benefits

The Company provides the Named Executive Officers and other members of the SMG with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers. Certain of the Named Executive Officers are provided with the use of Company automobiles, tax preparation assistance, participation in the plans and programs described above, long-term disability plans, life insurance, an excess liability umbrella insurance policy, an executive health program, the use of Company golf club memberships for personal use, and tax gross-up payments. Other perquisites are noted in the Other Compensation table on p. 34. The SMG, like all full-time employees of the Company, are provided with a death benefit program that provides for a payment of up to $50,000 in the event of death during employment. This program is provided to all full-time employees at no charge, and the enrollment of the Named Executive Officers in this program has been determined by the Company to have no aggregate incremental cost. When the Named Executive Officers use the Company’s golf club memberships for personal use, they reimburse CBIZ for any and all charges incurred in connection with their personal use. The occasional personal use of these memberships has been determined by the Company to have no aggregate incremental cost. Unless otherwise noted, the value of each perquisite is calculated based upon actual costs incurred by the company in securing these benefits. In the case of leased automobiles, the cost of perquisites is calculated based upon the percentage of each executive’s personal use of the vehicle, which usage is then valued by reference to the IRS table related to usage valuation for leased autos.

The Company pays for the cost of a life insurance policy called for in the CEO’s original and subsequent employment agreements, as well as a tax gross-up payment to cover the “income” incurred by the CEO by the existence of this life insurance policy. The Committee believes that such a benefit is common for positions of this stature, and that the existence of the policy was a negotiated requirement necessary to secure the services of the CEO. The Committee also recognizes that provision of the life insurance policy, including the tax gross-up payment, is a more cost-effective method of securing a comparable benefit for the CEO than through other methods such as a SEP or other more costly forms of pension benefits. In addition, the CEO, whose principal residence is outside of Ohio, is provided with standard business class hotel accommodations, common carrier airfare, car transportation, and other travel-related services, a portion of which, plus tax gross-up payments, are attributed to the CEO as income. The Committee believes that these benefits are appropriate and necessary to retain the CEO’s services, are a preferable means to facilitate the CEO’s day-to-day participation in events at corporate headquarters without burdening the CEO with undue personal expense, and are a preferable alternative to relocating the Company headquarters to a less cost-effective location outside of the Cleveland area.

Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2011, are included in column (i) of the “Summary Compensation Table” on p. 33. The Company has entered into employment agreements or severance protection agreements with certain key employees, including several of the Named Executive Officers. These agreements are designed to promote stability and continuity of key members of senior management. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the headings “Employment or Other Agreements” on p. 35 and “Potential Payments upon Termination or Change in Control” on p. 40.

Consideration of 2011 Say-on-Pay Vote, Institutional Investor Opinion, and Institutional Advisory Firm Comments

In order to remain apprised of stockholder reaction to the compensation of the Company’s Named Executive Officers, the Company recommended, and the Stockholders concurred, that an annual stockholder vote should be held on this issue. The Company has determined that annual say-on-pay votes will be held.

The Committee considered the results of the say-on-pay vote, its discussions with institutional investors and the comments of advisory firms in its review of the compensation of the entire SMG, as well as that of the

Named Executive Officers in particular. In arriving at the pay packages for the Named Executive Officers, the Compensation Committee reviewed and considered the results of the Stockholders’ votes on the Say-on-Pay issue presented at the Company’s 2011 Annual Meeting. While the Committee noted that a significant majority of Stockholders approved the compensation of the Company’s Named Executive Officers, it also was mindful of Stockholders with different views. The Committee also noted that the Company undertook an intense effort throughout 2011 to engage with all major institutional investors—including those that voted against the 2011 say-on-pay proposal—to ensure, in part, that its policies and actions are compatible with the views of the investors. The Compensation Committee was provided with and considered the substance of these investor discussions in arriving at the compensation of the Named Executive Officers.

The Committee also noted that the Company’s 2011 say-on-pay proposal received support from Glass Lewis & Co., a leading independent governance analysis and proxy voting advisor to institutional investors. While the 2011 say-on-pay proposal did not obtain the approval of Institutional Shareholder Services Inc. (ISS), the Company’s discussions with ISS revealed that the ISS recommendation was motivated principally by the existence of tax gross-up payments paid to the CEO, and not because of concerns regarding the size of the CEO’s total compensation package, which was compatible with ISS standards. The Company’s discussions with ISS indicated that regardless of the size of a CEO’s compensation package, the existence of any tax gross-up payment to the CEO that was greater than a de minimis amount would result in a negative ISS recommendation on the entire say-on-pay issue regarding the pay of all Named Executive Officers. For the reasons identified and elaborated below, the Compensation Committee determined that the presence of the tax gross-up payments in the CEO’s total compensation package was the most reasonable and cost effective method for the Company to provide the life insurance, travel and housing benefits required by the CEO’s contract. Any other means of providing this benefit would have been much more expensive for the Company on a GAAP P&L basis as well as on a cash basis, and therefore significantly more adverse to investor interests.

Comparison of Compensation to Targets

The Committee re-examined compensation metrics made available to it from its compensation consultant Hewitt Associates and the ancillary data sources, again made a full assessment of the individual performance of each member of the SMG, and compared the personal performance of the Named Executive Officers to the compensation data available at the companies reviewed by Hewitt Associates. The Committee also considered ancillary data sources with respect to the compensation of the two operating division heads who are Named Executive Officers, since the Hewitt data failed to fully reflect compensation practices at the top of comparably sized accounting services companies and insurance brokerages. Based on its analysis of the compensation of these officers, the Committee believes that the compensation of the Named Executive Officers is appropriate in accordance with the Company’s compensation philosophy and objectives, compatible with the individual performance of each member of the SMG as well as that of the Company in 2011, consistent with the views and interests of the Company’s institutional investors, and generally in agreement with the range of target levels suggested by the data compiled by the Committee’s compensation consultant and available from ancillary sources.

As previously stated, the Committee generally targets aggregate compensation for the collective SMG at the 50th percentile of total compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective in general, and in evaluating compensation targets for individual members of the SMG, may occur as dictated by the experience level of the individual, his or her relative importance or unique function within the organization, special meritorious conduct during the year or over a longer period, continued leadership contributions, talent retention concerns, and other market factors.

The compensation levels of the Named Executive Officers generally compare reasonably to the Committee’s aggregate targets for their respective positions. When comparing the aggregate compensation of the Named Executive Officers to the 50th percentile targets of the 2010 Hewitt Associates study, the Committee did not believe that the special merit bonuses should be included, since merit pay for such special achievements noted did not appear to be reflected in the study’s results. Even if the special merit bonuses are included, however, the Committee believes the results remain roughly comparable to the median and are justified by the specific facts motivating the awards.

The CEO’s total compensation in 2011, including the grant date fair value of long-term equity grants but excluding the special merit bonus in 2011 was $2,333,325, compared with the 2010 Hewitt study’s 50th percentile total compensation targets, including long-term incentive equity grants, of $2,292,500 for the Compensation Peer Group and $2,144,311 for the Company Peer Group. If the special merit bonus for the year is included in these comparisons, the CEO’s total compensation of $2,501,825 remains fairly consistent with median target values. The Committee determined that the payment of CEO compensation that ranged from 1.8% to 16.7% higher than the data provided by Hewitt Associates was fairly consistent with the median targets suggested by the data. The Committee noted that this conclusion was supported by the fact that the Hewitt data was derived from compensation standards current in early 2010, and therefore it is probable that the compensation medians for both the Compensation Peer Group and the Company Peer Group underreport actual compensation standards at present. The Committee concluded that the CEO’s total compensation is consistent with the Committee’s stated goals and standards.

The Committee also determined that the inclusion of the tax gross-up amount present in the CEO’s total compensation was not material for a number of reasons. First, the amount of the gross-up payment was 4.9% of the total compensation paid to the CEO, and therefore did not by itself constitute a material amount of total compensation when compared to the whole. Second, the largest portion of the tax gross-up payment relates to a Company commitment to provide the CEO with the life insurance policy called for under the CEO’s employment agreement, as well as to contractually required housing and travel benefits. The nature of the policy selected by the Company to comply with this obligation presents the lowest cost means of providing the required insurance benefit. The policy was selected as the lowest cost alternative to other means of providing the contractually obligated insurance, and the Committee specifically chose this method instead of a SEP or other forms of costly pension benefit plans. Other methods of providing the required level of coverage would have resulted in the Company incurring considerably higher costs. The gross-up payments related to common-carrier travel and Cleveland-area Embassy Suites hotel housing expenses were the most cost-effective means of delivering these benefits. Third, the total amount of the compensation paid to the CEO presented a low concern according to certain standards issued by Institutional Shareholder Services Inc., which compared CEO compensation to ISS’s own selected group of peer CEO’s. According to ISS analysis, the CEO was paid approximately $350,000 less than the amount of compensation necessary to trigger a “medium concern” level under ISS’s Pay-For-Performance standards applicable to the Relative Degree of Alignment, Multiple of Median, and Pay to Total Shareholder Return statistics monitored by ISS. Therefore, even including the tax gross-up payment, the total amount of compensation paid to the CEO is considered a “low concern” under these three ISS’s Pay-For-Performance standards. The Committee is aware that the ISS is not in favor of any tax gross-up payment that is not de minimis. However, since the amount of the tax gross-up payment was itself less than 5% of total CEO compensation, it constituted only a small fraction of a pay package that is, in total, a “low concern”. Therefore the Committee believes that the tax gross-up payment itself is fairly characterized as being of “low concern” as well.

The President’s total compensation of $1,484,898, including the grant date fair value of equity grants but excluding the special merit bonus in 2011, compared roughly with the 2010 Hewitt study’s 50th percentile total compensation targets, including long-term incentive equity grants, of $1,122,800 for the Compensation Peer Group and $1,279,631 for the Company Peer Group. The Committee noted that the COO’s compensation was $1,612,458 if the special merit bonus were included for comparison purposes. The Committee felt the difference in compensation over the targets suggested by the Hewitt Associates data was acceptable, given the President’s excellent performance in spearheading cost-containment measures. Under his leadership and intense direct involvement, the Company realized a reduction of 2011 operating expenses to a level below that experienced in 2010. The Committee also noted that the compensation levels were appropriate as a means of satisfying the Company’s interests in retaining talent and addressing succession requirements. The Committee again noted that the Hewitt Associates data was derived from compensation standards current in early 2010, and therefore it is probable that the study’s compensation medians for both the Compensation Peer Group and the Company Peer Group underreport current compensation standards for positions comparable to that of the President. The Committee concluded the President was appropriately compensated consistent with its standards.

The CFO’s total compensation of $1,028,129, including the grant date fair value of equity grants but excluding the special merit bonus in 2011, was higher in comparison to the 2010 Hewitt study’s 50th percentile total compensation targets, including long-term incentive equity grants, of $885,600 for the Compensation Peer Group and $812,048 for the Company Peer Group. The Committee noted that the CFO’s compensation was $1,062,129 if the special merit bonus were included for comparison purposes. The Committee indicated that the difference in compensation over the targets suggested by the Hewitt Associates data was acceptable in light of the CFO’s performance level and his ability to reduce the Company’s cost of capital through his ongoing refinancing efforts. In 2011 these efforts lowered borrowing costs by 100 basis points. The Committee also noted that this conclusion was supported by the fact that the Hewitt Associates data was derived from compensation standards current in early 2010, and therefore it is probable that the compensation medians for both the Compensation Peer Group and the Company Peer Group underreport actual compensation standards for CFOs at present. The Committee concluded the CFO to be fairly compensated under its standards given his level of expertise, dedication, and as a method of addressing retention concerns.

The Employee Services division President’s total compensation was $1,101,664 in 2011, including the grant date fair value of equity grants. The 2010 Hewitt study reflected 50th percentile total compensation of a division president, including long-term incentive equity grants, as $798,500 for the Compensation Peer Group and $789,379 for the Company Peer Group. The Committee noted that while this compensation package was higher than the median target level of the comparison groups used as comparators by Hewitt Associates, market data available to the Committee through the Company’s acquisition discussions and publicly available competitive intelligence indicate that compensation packages for the leaders of comparably sized benefits and insurance brokerages are higher than that provided to the division President. For example, a compensation survey of comparably sized insurance brokerages indicates that the median total compensation package for chief executive officers is approximately $1,100,000. On July 18, 2011, Business Insurance listed CBIZ Benefits and Insurance Services alone as being the fourteenth largest broker of United States business. For these reasons, the Committee concluded that the President of the Employee Services Division was compensated in a manner that was consistent with Committee targets.

The Financial Services division President’s total compensation in 2011, including the grant date fair value of equity grants, was $1,075,711. The 2010 Hewitt study indicated that the median total compensation, including long-term incentive equity grants, was $932,900 for the Compensation Peer Group and $789,379 for the Company Peer Group division presidents. The Committee noted that this compensation package was comparable to the median level of the Compensation Peer Group, but higher than the median of the Company Peer Group data. The Committee noted, however, that market data available to the Committee through the Company’s acquisition discussions and publicly available competitive intelligence indicate that compensation packages for presidents of comparably sized consulting and business services companies are typically greater than the compensation of the Financial Services division President. For example, the Inside Public Accounting 2011 National Benchmarking Report indicates that the average compensation package for managing partners in the top 100 accounting organizations is $1,117,222. That same report lists CBIZ in combination with associated CPA firms as being the seventh largest accounting services provider. For these reasons, the Committee concluded that the President of the Financial Services Division was compensated in a manner that was consistent with, if not lower than, targets established by the Committee.

The Compensation Committee did not increase 2011 base compensation for any member of the SMG other than Mr. O’Byrne, who had not received a base compensation increase since 2008. All other members of the SMG, including the Named Executive Officers, maintained the same base pay as that awarded in 2009. In 2012, the Compensation Committee approved a modest 3% increase in the base pay of all members of the SMG. The

Committee found this to be appropriate in light of the absence of increases for most of the SMG for the prior three years, and that the resulting base pay was consistent with the levels reflected in the data provided by Hewitt Associates or ancillary sources for the majority of the positions represented in the SMG.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the qualified incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve an executive’s total package consisting of a combination of the available compensation components that will not meet these requirements. The Committee may approve of such a package in order to ensure fair levels of total compensation for its executive officers, or may consider other factors of greater importance than preserving deductibility for a particular form or amount of compensation. In this regard, for fiscal 2011, the amount of base salary and other payments not made in connection with a qualified incentive plan in excess of $1,000,000 for any named executive officer was not deductible for federal income tax purposes. The contracts of the CEO, the President, and the CFO contain provisions requiring the deferral of severance payouts that the Company would be unable to deduct under Section 162(m).

Accounting for Stock Based Compensation

Beginning on January 1, 2006, the Company began accounting for any stock-based awards or payments under its 2002 SIP and prior stock option plan in accordance with the requirements of FASB ASC Topic 718.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, recommended to the Board of Directors that it be included (or incorporated by reference as applicable) in the Company’s proxy statement.

Compensation Committee of the Board of Directors

Joseph S. DiMartino, Chairman Richard C. Rochon Todd J. Slotkin Benaree Pratt Wiley

COMPENSATION RISK ASSESSMENT

In 2011, the Compensation Committee conducted a full review of the compensation policies and practices of the Company in order to determine if these factors are reasonably likely to have a material adverse effect on the Company. It was the Committee’s conclusion, after careful consideration of all the information presented, that CBIZ’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

CBIZ has a policy that prohibits hedging company shares. CBIZ also has a stock retention policy requiring directors to maintain stock valued at a multiple of three times the amount of their annual retainer, and requiring the CEO to maintain stock valued at a multiple of five times his base salary. Other SMG members are required to maintain between two and three multiples of base salary.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus[1] ($) (d)	Restricted Stock Awards[2] ($) (e)	Stock Option Awards[2] ($) (f)	Non-Equity Incentive Plan Compensation[3] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($) (h)	All Other[5] Compensation ($) (i)	Total ($) (j)
Steven L. Gerard PEO Chairman & CEO	2011	675,000		168,500	489,060	423,000	445,500	0	300,765	2,501,825
	2010	675,000		185,625	270,000	376,200	354,375	0	294,812	2,156,012
	2009	675,000		179,810	308,000	442,800	420,190	0	265,321	2,291,121
Jerome P. Grisko, Jr. President & COO	2011	505,000		127,560	370,500	258,500	327,240	0	23,658	1,612,458
	2010	505,000		112,150	202,500	229,900	287,850	0	28,453	1,365,853
	2009	505,000		114,760	231,000	270,600	327,240	0	32,529	1,481,129
Ware Grove PFO SVP, CFO	2011	392,000		33,910	222,300	176,250	211,680	0	25,989	1,062,129
	2010	392,000		89,800	168,750	156,750	186,200	0	25,288	1,018,788
	2009	392,000		28,320	192,500	184,500	211,680	0	38,017	1,047,017
Robert O’Byrne President, Employee Services	2011	446,000		50,000	186,732	169,200	240,840	0	8,892	1,101,664
	2010	433,000	(6)	0	141,750	150,480	215,180	0	9,100	949,510
	2009	433,000	(6)	0	161,700	177,120	230,620	0	9,100	1,011,540
David Sibits President, Financial Services	2011	456,000		0	186,732	169,200	246,240	0	17,539	1,075,711
	2010	456,000		0	141,750	150,480	216,600	0	12,035	976,865
	2009	456,000		0	161,700	177,120	231,940	0	18,925	1,045,685

(1)

Represents a special merit bonus approved by the Compensation Committee. The bases for these bonuses are stated in the “Comparison of Compensation to Targets” section of the Compensation Discussion and Analysis.

(2)

Represents the grant date fair value as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse or options are exercised. See, 2011 Grants of Plan-Based Awards table for the awards to which these values relate, p. 36.

(3)	Pursuant to the applicable year’s EIP adopted by the Compensation Committee in advance of that year’s performance, which incentive compensation plans were established pursuant to the 2002 SIP.

(4)

CBIZ does not maintain a defined benefit or pension plan other than its 401k retirement savings plan. See, Non-qualified Deferred Compensation table, on p. 39 for additional information. No preferential payments are made by the Company to the participants of the plan, including the SMG.

(5)	See, Other Compensation table, below.

(6)	Number was incorrectly reported as $453,000 in 2010 and 2009 proxy statements.

Other Compensation

Name	Year	Perquisites and Other Personal Benefits ($)		Airfare ($)	Hotel ($)	Insurance Premiums ($)		Company Contributions to 401(k) Plans ($)	Automobile Adjustments & Car Service ($)		Tax Gross-Up Reimbursement ($)	Total ($)
Steven L. Gerard	2011	6,952	[1]	37,076	10,921	72,916	[2]	7,350	42,767	[3]	122,783	300,765
	2010	8,760	[1]	39,088	13,705	73,099	[2]	7,350	32,495	[3]	120,315	294,812
	2009	6,763	[1]	31,157	13,230	73,099	[2]	7,350	35,065	[3]	98,657	265,321
Jerome P. Grisko, Jr.	2011	—		—	—	1,542	[4]	7,350	9,192	[5]	5,574	23,658
	2010	2,221	[6]	—	—	1,750	[4]	7,350	9,243	[5]	7,889	28,453
	2009	—		—	—	1,750	[4]	7,350	12,926	[5]	10,503	32,529
Ware Grove	2011	—		—	—	1,542	[4]	7,350	11,173	[5]	5,924	25,989
	2010	—		—	—	1,750	[4]	7,350	10,579	[5]	5,609	25,288
	2009	—		—	—	1,750	[4]	7,350	14,292	[5]	14,625	38,017
Robert O’Byrne	2011	—		—	—	1,542	[4]	7,350	—		—	8,892
	2010	—		—	—	1,750	[4]	7,350	—		—	9,100
	2009	—		—	—	1,750	[4]	7,350	—		—	9,100
David Sibits	2011	4,771	[6]	—	—	1,542	[4]	7,350	—		3,876	17,539
	2010	1,615	[6]	—	—	1,750	[4]	7,350	—		1,320	12,035
	2009	5,421	[6]	—	—	1,750	[4]	7,350	—		4,404	18,925

(1)	Includes payments or reimbursement for meals, telephone service, valet services, and tax consulting services.

(2)

Life insurance premium for policy required under employment contact. Also includes premium payment for Executive Group Personal Excess Liability Insurance policy written for coverage of $10 million given to all members of the Board of Directors and the SMG, which coverage was instituted in the fourth quarter of 2008, and Long-Term Disability Insurance premium.

(3)	Includes livery services and leased auto adjustment.

(4)

Includes premium payment for Executive Group Personal Excess Liability Insurance policy written for coverage of $10 million given to all members of the Board of Directors and the SMG, which coverage was instituted in the fourth quarter of 2008, and Long-Term Disability Insurance premium.

(5)	Leased auto adjustment.

(6)	Cost of Executive Health Program available to members of the SMG.

Employment or Other Agreements

Mr. Gerard’s original employment agreement was amended by the First Amended and Restated Employment Agreement, executed March 22, 2007. It extended the term of the original employment agreement to be ongoing and continued the terms of Mr. Gerard’s original October 11, 2000 contract by setting base salary at a minimum of $500,000 per year, with a minimum bonus of $150,000 that was required through 2003, in the absence of any approved performance-based incentive bonus plan such as the EIP. Other terms of the original contract were also continued, including an automobile allowance, participation in CBIZ welfare, incentive plans, maintenance of a $2,000,000 life insurance policy, and reimbursement for certain travel and housing expenses. Consistent with the original contract, if the agreement is terminated by CBIZ without cause or by Mr. Gerard for good reason based on a material alteration of his job duties, a reduction in his base compensation, or a material breach of his agreement, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, (2) a cash payment equal to two times the sum of his then current base salary and average bonus paid in the three year period preceding the year of termination, (3) maintenance of health and life insurance coverage, and (4) other amounts due through the date of termination. If the agreement is terminated by CBIZ or by Mr. Gerard for good reason related to a change in control of CBIZ, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, (2) a cash payment equal to 2.99 times the sum of his then current base salary and average bonus paid in the three year period preceding the year of termination, (3) maintenance of health and life insurance coverage, and (4) other amounts due through the date of termination. If the agreement is terminated by CBIZ with cause or by Mr. Gerard without good reason, as defined by the contract, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, and (2) other amounts due through the date of termination. The contract also contains provisions designed to address certain issues related to Code Sections 162(m) and 409A. The contract contains restrictive covenants that obligate Mr. Gerard to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, and (3) avoid disparagement of the Company.

Mr. Grisko’s Amended Severance Protection Agreement, executed December 31, 2008, maintains most of the same employment terms as the original Severance Protection Agreement, dated February 1, 2000, but contains amendments designed to address certain issues related to Code Sections 162(m) and 409A. The Amended Agreement continues to entitle him to receipt of an automobile allowance, and participation in CBIZ welfare, pension and incentive benefit plans. In addition, the contract provides for the payment of severance upon termination without cause (including termination resulting from a change in control), or upon a request by the Chairman of the Board that Mr. Grisko resign. Severance would include (1) a cash payment equal to two times the sum of his current year base pay plus the average of his bonus payments for the prior three years, (2) continued participation for two years in CBIZ health and welfare benefit plans, (3) immediate vesting of, and ability to exercise, any unvested but previously granted stock options, (4) receipt of title to any company vehicle then in use by Mr. Grisko, and (5) payment of club membership dues to a private club of his choosing. Mr. Grisko has voluntarily declined to accept club membership dues at this time. The contract contains restrictive covenants that obligate Mr. Grisko to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, (3) abide by a two-year employee, customer, and supplier nonsolicitation and noninterference term, and (4) avoid disparagement of the Company.

Mr. Grove’s employment agreement, executed December 12, 2000, and amended November 22, 2010, provides for payment of a base salary, continuing discretionary bonuses, an automobile allowance, and participation in CBIZ welfare, pension and incentive benefit plans. In addition, the contract provides for the payment of severance upon termination without cause, or upon voluntary termination due to a change in control. Severance would include (1) a cash payment equal to two times the sum of his current year base pay plus the average of his bonus payments for the prior three years, payable over a twenty-four month period, and (2) continued participation for two years in CBIZ health and welfare benefit plans, and (3) immediate vesting of, and ability to exercise, any unvested but previously granted stock options. The contract also contains provisions designed to address certain issues related to Code Sections 162(m) and 409A. The contract contains restrictive covenants that obligate Mr. Grove to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, (3) abide by a one-year non-compete, and one-year employee, customer, and supplier nonsolicitation and noninterference term, and (4) avoid disparagement of the Company.

Mr. O’Byrne was originally employed under an executive employment agreement attendant to the sale of his business to CBIZ. This agreement has expired, with the exception of certain restrictive covenants contained therein. Under the CBIZ Executive Severance Policy, Mr. O’Byrne is entitled to six months base pay if he is terminated other than for cause, or twelve months base pay if he is terminated in the event of a change in control. Mr. Sibits is entitled to participate in the compensation programs available to the SMG, and has committed to restrictive covenants comparable to those of Mr. O’Byrne. Under his Confidentiality, Non-solicitation and Non-competition Agreement, Mr. Sibits is entitled to twelve months base pay if he is terminated other than for cause, and he is entitled to twelve months base pay pursuant to the CBIZ Executive Severance Policy if he is terminated in the event of a change in control.

2011 Grants of Plan-Based Awards

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[2] ($)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards

Name	Grant Date	Threshold[1] ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven L. Gerard	1-1-11	253,125	506,250	1,012,500	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	4-4-11	n/a	n/a	n/a	n/a	n/a	n/a	66,000	n/a	n/a	489,060
	4-4-11	n/a	n/a	n/a	n/a	n/a	n/a	n/a	180,000	7.41	423,000
Jerome P. Grisko, Jr.	1-1-11	151,500	303,000	681,750	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	4-4-11	n/a	n/a	n/a	n/a	n/a	n/a	50,000	n/a	n/a	370,500
	4-4-11	n/a	n/a	n/a	n/a	n/a	n/a	n/a	110,000	7.41	258,500
Ware Grove	1-1-11	98,000	196,000	441,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	4-4-11	n/a	n/a	n/a	n/a	n/a	n/a	30,000	n/a	n/a	222,300
	4-4-11	n/a	n/a	n/a	n/a	n/a	n/a	n/a	75,000	7.41	176,250
Robert O’Byrne	1-1-11	111,500	223,000	501,750	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	4-4-11	n/a	n/a	n/a	n/a	n/a	n/a	25,200	n/a	n/a	186,732
	4-4-11	n/a	n/a	n/a	n/a	n/a	n/a	n/a	72,000	7.41	169,200
David Sibits	1-1-11	114,000	228,000	513,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	4-4-11	n/a	n/a	n/a	n/a	n/a	n/a	25,200	n/a	n/a	186,732
	4-4-11	n/a	n/a	n/a	n/a	n/a	n/a	n/a	72,000	7.41	169,200

(1)

Represents range of potential payouts under the EIP. All awards under the EIP are at risk; therefore potential award is $0.00 for each participant if all minimum performance levels are not achieved. “Threshold” values assume lowest award possible assuming Company achieves minimum EPS and MA Targets and that no Individual Performance Award is granted. “Target” values assume Company achieves EPS and MA Targets and that no Individual Performance Award is granted. “Maximum” values assume Company achieves earnings sufficient to meet maximum Target Multiplier for each EPS and MA Target and that the individual is awarded the maximum Individual Performance Award.

(2)

Represents grant date fair value of stock options and restricted stock awards as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse or options are exercised.

The 2002 Amended and Restated CBIZ, Inc. Stock Incentive Plan (the “2002 SIP”) was approved by the Company’s stockholders at the 2011 Annual Meeting of Stockholders. The 2002 SIP was amended and restated in 2002 to clarify that the Plan did not permit issued options to be repriced, replaced, or regranted through cancellation or by lowering the option exercise price of a previously granted award. In 2011 the 2002 SIP was amended and restated to extend the life of the plan for an additional ten years, to expand the business criteria on which performance goals may be based for performance-based incentive awards, to limit the number of available shares that can be granted in the form of any award other than Stock Options and Stock Appreciation Rights, and to maintain the then-current maximum number of shares available for grant under the 2002 SIP. The Amended and Restated 2002 SIP gives the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the Named Executive Officers, other members of the SMG, and other key employees throughout the Company.

The 2002 SIP gives the Committee the sole authority to grant participants shares of CBIZ Common Stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. The Committee has awarded performance bonuses under the 2002 SIP through the adoption of Annual Executive Incentive Plans (“EIP”). The Committee also has awarded stock options and restricted stock as long-term equity incentive compensation. Equity awards are granted based on the performance of directors, employees and consultants during the prior year and in accordance with the Company’s long-term equity incentive programs.

Beginning in 2006, options have been awarded to vest 25% on each of the four anniversaries following the grant date and to expire six years after the date of grant. Since 2006, restricted shares were granted with restrictions that were set to lapse in 25% increments on each of the four anniversaries following the grant date. The Compensation Committee generally applies these vesting principles to its equity grants, although more rapid vesting of both options and restricted stock have been made from time to time for reasons such as an incentive to induce employment with the Company or as a reward for exemplary personal performance or commitment.

All stock options have an exercise price equal to the closing price of CBIZ stock on the date of grant. Annual awards of stock options to the SMG, and at times certain other corporate officials and practice group managers, are considered at the Compensation Committee’s regularly scheduled meeting in February, and then tabled until the Committee can consider all other performance grants to operating unit business unit leaders (“BULs”) and other high performers within the Company under its annual grant program. The Compensation Committee adopted this procedure to avoid inequities in option pricing that might occur if awards to these respective groups were not granted simultaneously. After recommendations for operating unit-level grants are solicited and vetted by management, they are presented along with the underlying reasons supporting them to the Committee for review and action. Recommendations for all annual equity incentive grants are considered by the Committee at a special telephonic meeting typically held between March and May of each year.

The Compensation Committee has never granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

Vesting rights, restriction lapses, rights to exercise, terms related to the events of death, disability, retirement, or change in control rules related to equity grant expiration and termination, and all other terms and conditions related to option and restricted stock awards are set out in the terms of the 2002 SIP and the option and restricted stock agreements which executives must sign in order to preserve their equity grants. All recipients of equity grants must agree to certain restrictive covenants that prevent the executive, upon leaving CBIZ, from soliciting clients and employees of CBIZ or its subsidiaries for a period of two years.

Management’s recommendations to the Compensation Committee regarding equity grants to newly hired or promoted executives are presented to the Committee at the next regularly scheduled Committee meeting following the promotion or the completion of an agreement to hire the executive. On occasion, the Committee will award grants through written action without a meeting.

At the 2011 Annual Meeting, stockholders approved the CBIZ 2007 Amended and Restated Employee Stock Purchase Plan (“ESPP”), under which any employee may purchase CBIZ stock at a 15% discount, and may contribute up to $21,250 toward purchases of stock by payroll deduction or otherwise, in accordance with the terms of the ESPP.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date*	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven L. Gerard	0	180,000	[1]	n/a	7.41	04-04-2017	66,000	[2]	403,260	n/a	n/a
	45,000	135,000	[1]	n/a	6.75	05-13-2016	30,000	[2]	183,300	n/a	n/a
	90,000	90,000	[1]	n/a	7.70	05-04-2015	20,000	[2]	122,200	n/a	n/a
	123,750	41,250	[1]	n/a	8.23	04-08-2014	9,000	[2]	54,990	n/a	n/a
	110,000	0	[1]	n/a	7.57	05-07-2013	n/a		n/a	n/a	n/a
	55,000	0	[1]	n/a	8.08	04-03-2012	n/a		n/a	n/a	n/a
Jerome P. Grisko, Jr.	0	110,000	[1]	n/a	7.41	04-04-2017	50,000	[2]	305,500	n/a	n/a
	27,500	82,500	[1]	n/a	6.75	05-13-2016	22,500	[2]	137,475	n/a	n/a
	55,000	55,000	[1]	n/a	7.70	05-04-2015	15,000	[2]	91,650	n/a	n/a
	78,750	26,250	[1]	n/a	8.23	04-08-2014	6,750	[2]	41,243	n/a	n/a
	70,000	0	[1]	n/a	7.57	05-07-2013	n/a		n/a	n/a	n/a
	35,000	0	[1]	n/a	8.08	04-03-2012	n/a		n/a	n/a	n/a
Ware Grove	0	75,000	[1]	n/a	7.41	04-04-2017	30,000	[2]	183,300	n/a	n/a
	18,750	56,250	[1]	n/a	6.75	05-13-2016	18,750	[2]	114,563	n/a	n/a
	37,500	37,500	[1]	n/a	7.70	05-04-2015	12,500	[2]	76,375	n/a	n/a
	54,000	18,000	[1]	n/a	8.23	04-08-2014	5,250	[2]	32,078	n/a	n/a
	48,000	0	[1]	n/a	7.57	05-07-2013	n/a		n/a	n/a	n/a
	24,000	0	[1]	n/a	8.08	04-03-2012	n/a		n/a	n/a	n/a
Robert O’Byrne	0	72,000	[1]	n/a	7.41	04-04-2017	25,200	[2]	153,972	n/a	n/a
	18,000	54,000	[1]	n/a	6.75	05-13-2016	15,750	[2]	96,233	n/a	n/a
	36,000	36,000	[1]	n/a	7.70	05-04-2015	10,500	[2]	64,155	n/a	n/a
	54,000	18,000	[1]	n/a	8.23	04-08-2014	5,250	[2]	32,078	n/a	n/a
	48,000	0	[1]	n/a	7.57	05-07-2013	n/a		n/a	n/a	n/a
	18,000	0	[1]	n/a	8.08	04-03-2012	n/a		n/a	n/a	n/a
David Sibits	0	72,000	[1]	n/a	7.41	04-04-2017	25,200	[2]	153,972	n/a	n/a
	18,000	54,000	[1]	n/a	6.75	05-13-2016	15,750	[2]	96,233	n/a	n/a
	36,000	36,000	[1]	n/a	7.70	05-04-2015	10,500	[2]	64,155	n/a	n/a
	22,500	7,500	[1]	n/a	8.23	04-08-2014	3,750	[2]	22,913	n/a	n/a
	20,000	0	[1]	n/a	7.36	05-14-2013	n/a		n/a	n/a	n/a

*	Options expire six (6) years after the date of grant.

(1)

Grant of options under 2002 Amended and Restated Stock Incentive Plan. Option vesting is time-based in increments of 25% in each of the four years following the grant date. Options expire after six years; grant date is six years prior to expiration date.

(2)

Grant of restricted shares under 2002 Amended and Restated Stock Incentive Plan, an Equity Incentive Plan. Restrictions are time-based and lapse in increments of 25% in each of the four years following the grant date.

Option Exercises and Stock Vested in 2011

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Steven L. Gerard	30,000	[2]	106,520	35,000	251,340
Jerome P. Grisko	22,000	[3]	78,189	26,250	188,505
Ware Grove	18,000	[4]	64,118	21,250	152,615
Robert O’Byrne	3,600	[5]	12,572	19,250	138,215
David Sibits	0		0	17,250	124,395

(1)

This amount represents the total taxable compensation on the exercise of options or vesting of restricted shares, as applicable, prior to payment of taxes, commissions, transaction fees, and handling fees.

(2)

Of these shares, 9,107 were retained, and 20,893 were sold to cover the exercise price of the options, the exercise fees paid to the Stock Incentive Plan Administrator, and applicable federal, state and local taxes.

(3)

Of these shares, 6,742 were retained, and 15,258 were sold to cover the exercise price of the options, the exercise fees paid to the Stock Incentive Plan Administrator, and applicable federal, state and local taxes.

(4)

Of these shares, 4,543 were retained, and 13,457 were sold to cover the exercise price of the options, the exercise fees paid to the Stock Incentive Plan Administrator, and applicable federal, state and local taxes.

(5)

Of these shares, 1,185 were retained, and 2,415 were sold to cover the exercise price of the options, the exercise fees paid to the Stock Incentive Plan Administrator, and applicable federal, state and local taxes.

2011 Non-qualified Deferred Compensation

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[2] ($)
Steven L. Gerard	185,669	0	87,555	0	2,055,277
Jerome P. Grisko, Jr.	149,308	0	(11,473)	290,823	650,448
Ware H. Grove	108,258	0	20,327	0	1,319,824
Robert O’Byrne	0	0	0	0	0
David Sibits	0	0	0	0	0

(1)	Contributions are derived entirely from salary, bonus, and non-equity incentive plan compensation already reported for each individual in the Summary Compensation Table.

(2)	Reflects amounts already otherwise reported in the Summary Compensation Table for 2011 and prior years.

The CBIZ Employee Non-qualified Deferred Compensation Plan allows participants to contribute up to 25% of their base compensation, and up to 100% of any commission and bonus compensation earned throughout the year, and to invest such compensation in one or more of 38 stock, bond and money market investment funds available during the year. The 2011 at-market rates of return of the investment choices available to participants ranged from -17.85% to 13%, depending on each participant’s fund selections. Contributions are deposited into a rabbi trust, a grantor trust that limits management’s ability to use deposits in the trust by isolating the funds from the Company’s working capital. Money in the trust is always subject to the claims of the Company’s general creditors. Contributors’ interests in the trust are not subject to assignment, alienation, pledge, or attachment. Withdrawals and payouts generally are only permitted upon retirement or expiration of a term of years established by the participant in advance of contributions. Following death and disability, distributions are made as soon as administratively possible. Hardship withdrawals are permitted only under restricted circumstances. In the event of termination of employment, all funds in a participant’s account are payable to the participant no earlier than six months following termination, except for funds in designated retirement accounts once an employee has completed ten years of employment service, which retirement account funds are payable over a period of up to ten years. All payouts and changes to distribution elections are subject to the provisions of Code Section 409A. There is no employer match in this program.

Potential Payments upon Termination or Change in Control

The table on p. 41 reflects the amount of compensation that would be payable to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not “for cause” termination, termination following a change in control and in the event of disability or death of the executive is shown. The Company does not have an early retirement plan, and the Named Executive Officers do not have agreements calling for or permitting payments based upon an early retirement. The amounts shown assume termination was effective as of December 31, 2011, and are estimates of the amounts that would be paid to the executives upon their termination, as a result of their termination, or as a result of a change in control. The table does not include payments of already vested sums or rights that are due and owing to the employee by virtue of their service through the date of termination, assumed to be December 31, 2011. Moreover, the actual amounts that would actually be paid can only be determined at the time of such executive’s actual separation from the Company.

Payments Made Upon Termination or Retirement

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These payments are not caused or precipitated by termination or change in control, and are payable or due to any employee of the Company regardless of whether or not the employee was terminated or a change in control has occurred. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	vested option or restricted share grants pursuant to the 2002 SIP or its predecessor plan; and

•	vested amounts under the CBIZ Employee Retirement Savings Plan and the Non-qualified Deferred Compensation Plan.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination or Retirement” above, the named executive officer will receive benefits under the Company’s disability plan or payments under the Company’s group life insurance plan, as appropriate. Each CBIZ employee receives an automatic death benefit of up to one times their annual base salary, up to a maximum of $50,000, paid by a life insurance carrier. CBIZ pays the de minimis monthly premium per person for this group benefit policy. Supplemental life insurance policies are available to all CBIZ employees as well, at an additional cost borne by the employee. The applicable life insurance carriers, and not CBIZ, pay death benefits under these policies.

All CBIZ employees are eligible for short-term disability payments, which are limited to 60% of the employee’s base pay for a maximum period of 26 weeks, and are paid for by the Company. Thereafter, named executive officer employees, if suffering from a permanent total disability and enrolled in the Company’s Long-Term Disability program, may receive up to 60% of the employee’s pay up to a maximum monthly benefit of $10,000, which is paid for by the Long-Term Disability plan insurance carrier. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability, the employee’s age, and the position of an employee at the time disability occurs.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason		After Change in Control Termination w/o Cause or for Good Reason		Voluntary Termination	Death		Disability
Steven L. Gerard	Severance Pay	2,519,334	[1]	3,766,404	[2]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		262,500	[4]
	Option Acceleration	0	[5]	0	[5]	n/a	n/a		n/a
	Restricted Stock Acceleration	763,750	[6]	763,750	[6]	n/a	n/a		n/a
	2 Years Benefits Continuation	159,400	[7]	159,400	[7]	n/a	n/a		n/a
Jerome P. Grisko, Jr.	Severance Pay	1,874,534	[8]	1,874,534	[8]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		211,500	[4]
	Option Acceleration	0	[9]	0	[9]	n/a	n/a		n/a
	Automobile	49,166	[10]	49,166	[10]	n/a	n/a		n/a
	2 Years Benefits Continuation	26,632	[11]	26,632	[11]	n/a	n/a		n/a
	Club Membership	—	[12]	—	[12]	n/a	n/a		n/a
Ware Grove	Severance Pay	1,291,726	[13]	1,291,726	[13]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		177,600	[4]
	Option Acceleration	0	[14]	0	[14]	n/a	n/a		n/a
	2 Year Benefits Continuation	23,750	[15]	23,750	[15]	n/a	n/a		n/a
Robert O’Byrne	Severance Pay	223,000	[16]	446,000	[17]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		195,900	[4]
	Option Acceleration	n/a		0	[18]	n/a	n/a		n/a
David Sibits	Severance Pay	456,000	[19]	456,000	[17]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		196,800	[4]
	Option Acceleration	n/a		0	[18]	n/a	n/a		n/a

(1)	Amount represents two times the sum of the then current year base salary plus the average of three prior year bonuses, pursuant to CEO’s First Amended and Restated Employment Agreement.

(2)	Amount represents 2.99 times the sum of the then current year base salary plus the average of three prior year bonuses, pursuant to CEO’s First Amended and Restated Employment Agreement.

(3)

Death benefits under life insurance policies are not paid by the Company. Any death benefit is paid by the applicable insurance carrier. Each named executive officer is eligible to receive the $50,000 death benefit paid by a group life insurance carrier. Mr. Gerard is enrolled in a supplemental life insurance program purchased through the Company from a group life carrier for which he pays the premiums, and holds a $2,000,000 life insurance policy called for under his First Amended and Restated Employment Agreement for which the Company pays his premiums. Messrs. Grisko and O’Byrne also are enrolled in a supplemental life insurance program, purchased through the Company from a group life carrier, for which they pay the premiums.

(4)

Benefits shown represent the first year of disability payments assuming total permanent disability. Benefits are payable under the CBIZ Short-Term Disability plan, which amount to 60% of the employee’s pay for a maximum period of 26 weeks, and the Company’s Long-Term Disability program (“LTD”), which amount to 60% of the employee’s pay up to a maximum monthly benefit of $10,000 for permanent total disability. After the first year following disability, payments are only under the LTD, with benefits amounting to a maximum of $120,000 per year, until maximum benefits are reached, for each named executive officer. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability. For those aged under 63, LTD benefits terminate at age 65.

(5)

Value is calculated as the number of in-the-money options at December 31, 2011 multiplied by the difference between the closing price on the last trading day of 2011 and the exercise price for each share. Payable pursuant to CEO’s First Amended and Restated Employment Agreement.

(6)

Value is calculated as the number of restricted shares held by executive at December 31, 2011 multiplied by the closing price on the last trading day of 2011. Payable pursuant to CEO’s First Amended and Restated Employment Agreement.

(7)

Cost of maintaining benefits in which CEO was enrolled at the end of 2011 for period of two years, as required by First Amended and Restated Employment Agreement. At the end of 2011, the CEO was also enrolled in a $2,000,000 life insurance program called for under the CEO’s First Amended and Restated Employment Agreement, as well as a supplemental life insurance policy for which the CEO himself pays.

(8)

Amount represents two times the sum of the then current year base salary plus the average of his bonus payments for the prior three years, pursuant to President’s Amended Severance Protection Agreement.

(9)

Value is calculated as the number of in-the-money options held by executive at December 31, 2011 multiplied by the difference between the closing price on the last trading day of 2011 and the exercise price for each share. Payable pursuant to President’s Amended Severance Protection Agreement.

(10)

Kelley Blue Book value of current automobile provided to executive by the Company, the title of which must be transferred to President for any termination other than for cause, pursuant to his Amended Severance Protection Agreement.

(11)

Represents continuation for a period of two years, as required by President’s Amended Severance Protection Agreement, of President’s 2011 year-end medical, dental, and vision plans, as well as a small supplemental life policy, which benefits were available to all CBIZ employees.

(12)

President’s Amended Severance Protection Agreement calls for payment of membership fees in a club of President’s choice. Currently, President has voluntarily foregone club membership called for by the agreement, and therefore a value of this amount cannot be determined at this time.

(13)

Amount represents two times the sum of the then current year base salary plus the average of his bonus payments for the prior three years, payable over 24 months, pursuant to CFO’s employment agreement.

(14)

Value is calculated as the number of in-the-money options held by executive at December 31, 2011 multiplied by the difference between the closing price on the last trading day of 2011 and the exercise price for each share. Payable pursuant to CFO’s Amended Employment Agreement.

(15)

Represents continuation for a period of two years, as required by CFO’s employment agreement, of CFO’s 2011 year-end medical, dental, vision plans, as well as a small supplemental life policy, which benefits were available to all CBIZ employees.

(16)	Amount represents six months base pay for terminations other than for cause, pursuant to the CBIZ Executive Severance Policy.

(17)	Amount represents one year base pay for terminations related to change in control, pursuant to the CBIZ Executive Severance Policy.

(18)

Option awards are accelerated pursuant to the terms of the Amended and Restated 2002 CBIZ, Inc. Stock Incentive Plan. Value is calculated as the number of in-the-money options held by executive at December 31, 2011 multiplied by the difference between the closing price on the last trading day of 2011 and the exercise price for each share.

(19)	Amount represents one year base pay for terminations other than for cause, pursuant to the Executive’s Confidentiality, Non-solicitation and Non-competition Agreement.

Director Compensation

For fiscal 2011, Non-Employee Director compensation consisted of:

•	a $50,000 annual retainer paid either in cash or into the CBIZ Non-Employee Director Deferred Compensation Plan;

•	a $15,000 Audit Committee Chair fee, a $10,000 Compensation Committee Chair fee, and a $7,500 Nominating and Governance Committee Chair fee to the chairpersons of each respective committee, and;

•	a meeting attendance fee of $1,500 for each board and committee meeting attended; and

•

an annual equity grant of 10,000 restricted shares to each Non-Employee Director, with restrictions lapsing on one-half of the shares on each of the first and second anniversaries of the date of grant. The annual equity grant is awarded at, or shortly after, the first regularly scheduled meeting of the Compensation Committee each year. The equity grant is awarded upon passage of a resolution of the Committee and the time-lapsing of restrictions is tied to the date of the actual grant.

Our Non-Employee Directors are permitted to participate in the CBIZ Non-Employee Director Deferred Compensation Plan. Directors may direct that their retainer and meeting attendance fees be deposited into the Plan. There is no matching payment into the Plan by the Company, and directors may select from the same investment choices available to participants in the CBIZ Employee Nonqualified Deferred Compensation Plan. During 2011, the rates of return for these investment choices ranged from -17.85% to 13%, depending on a participant’s fund selections.

Non-Employee Directors receive no compensation other than directors’ fees and the noted equity grant. Employee directors receive no director fee compensation.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)[1]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(2)	Total ($)
Rick L. Burdick	0		69,500	0	0	85,500	[3]	1,147	142,147
Michael H. DeGroote	58,000	[4]	69,500	0	0	0		1,147	128,647
Joseph S. DiMartino	78,000	[5]	69,500	0	0	0		1,147	148,647
Richard C. Rochon	81,500	[6]	69,500	0	0	0		1,147	152,147
Todd J. Slotkin	80,000	[7]	69,500	0	0	0		1,147	150,647
Donald V. Weir	90,500	[8]	69,500	0	0	0		1,147	161,147
Benaree Pratt Wiley	0		69,500	0	0	65,500	[9]	1,147	122,147

(1)

Amount represents grant date fair value of 10,000 shares of restricted stock awarded to each non-employee director in 2011 as computed in accordance with FASB ASC Topic 718. This does not reflect taxable income to the individual until restrictions lapse. On December 31, 2011, the aggregate number of unvested restricted stock awards held by each of Messrs. Burdick, DeGroote, DiMartino, Rochon, Slotkin, and Weir and Ms. Wiley was 14,000 shares.

(2)

Amount represents Executive Group Personal Excess Liability Insurance premium payments. An Excess Liability policy written for coverage of $10 million is provided to all members of the Board of Directors and the SMG. Other than premium payments for this coverage, no Other Compensation is provided to Directors.

(3)

No preferential payments are made by the Company to the participants of the plan. Contributions consist of annual retainer fee, Nominating and Governance Committee Chairman fees prior to his resignation from the Committee, and fees for attending meetings of the Board and of the Nominating & Governance Committee prior to his resignation from the Committee. The plan recorded earnings on contributions. On 12-31-11, the aggregate number of unvested restricted stock awards held by Mr. Burdick was 14,000 shares.

(4)

Annual retainer fee and fees for attending meetings of the Board. On 12-31-11, the aggregate number of unvested restricted stock awards held by Mr. DeGroote was 14,000 shares, and the aggregate number of unexercised stock option awards was 50,000 shares.

(5)

Annual retainer fee, Compensation Committee Chairman fee, and fees for attending meetings of the Compensation Committee, the Nominating & Governance Committee, and of the Board. On 12-31-11, the aggregate number of unvested restricted stock awards held by Mr. DiMartino was 14,000 shares.

(6)

Annual retainer fee and fees for attending meetings of the Audit Committee, Compensation Committee, the Nominating & Governance Committee, and of the Board, as well as Nominating and Governance Committee Chairman fees following his appointment as Chairman. On 12-31-11, the aggregate number of unvested restricted stock awards held by Mr. Rochon was 14,000 shares.

(7)

Annual retainer fee and fees for attending meetings of the Compensation Committee, the Nominating & Governance Committee and of the Board. On 12-31-11, the aggregate number of unvested restricted stock awards held by Mr. Slotkin was 14,000 shares.

(8)

Annual retainer fee, Audit Committee Chairman fee, and fees for attending meetings of the Audit Committee, the Nominating & Governance Committee, and of the Board. On 12-31-11, the aggregate number of unvested restricted stock awards held by Mr. Weir was 14,000 shares.

(9)

No preferential payments are made by the Company to the participants of the plan. Contributions consist of annual retainer fee, and fees for attending meetings of the Compensation Committee, the Nominating & Governance Committee and of the Board. The plan recorded earnings on contributions. On 12-31-11, the aggregate number of unvested restricted stock awards held by Mrs. Wiley was 14,000 shares and the aggregate number of unexercised stock option awards was 50,000  shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of certain agreements and transactions between or among CBIZ and certain related parties. It is CBIZ’s policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on CBIZ’s experience and the terms of its transactions with unaffiliated parties, it is the Audit Committee of the Board of Directors’ and management’s belief that the transactions described below met these standards at the time of the transactions. Management reviews these transactions as they occur and monitors them for compliance with the Company’s Code of Conduct, internal procedures and applicable legal requirements. The Audit Committee reviews and ratifies such transactions annually, or as they are more frequently brought to the attention of the Committee by the Company’s Vice President of Internal Audit, General Counsel or other members of management.

Pursuant to an agreement entered into on September 14, 2010, by CBIZ with its largest stockholder, Westbury (Bermuda) Ltd. (“Westbury”), a company organized by CBIZ founder Michael G. DeGroote, CBIZ purchased 7,716,669 shares of CBIZ’s common stock at $6.25 per share for a total cost of approximately $48.2 million. Pursuant to the Westbury Agreement, CBIZ also purchased an option for $5.0 million, which expires on September 30, 2013, to purchase up to approximately 7.7 million shares of CBIZ’s common stock at a price of $7.25 per share, which constitutes the remaining shares of CBIZ’s common stock held by Westbury.

A number of the businesses acquired by CBIZ are located in properties that are indirectly owned by persons employed by CBIZ, none of whom are persons identified in the Instructions to Item 404(c) of Regulation S-K. In the aggregate, CBIZ paid approximately $0.5 million, $0.8 million, and $1.0 million and for the years ended December 31, 2011, 2010 and 2009, respectively, under such leases which management believes were at market rates. None of these properties are owned by or leased from any member of the SMG.

Rick L. Burdick, a director of CBIZ, is a partner of Akin Gump Strauss Hauer & Feld LLP (“Akin, Gump”). Akin, Gump performed legal work for CBIZ during 2011, 2010 and 2009 for which the firm received approximately $0.5 million, $0.9 million and $0.4 million from CBIZ, respectively.

Michael H. DeGroote, a director of CBIZ, is the son of Michael G. DeGroote, who is the settlor and current beneficiary of Westbury Trust. Westbury Trust beneficially owns its shares of common stock through Westbury (Bermuda) Ltd., a Bermuda limited corporation which is 100 percent owned by Westbury Trust. Westbury Trust and Westbury (Bermuda) Ltd. are the Company’s largest stockholders. He is also an officer or director of various privately held companies that obtain several types of insurance coverage through CBIZ. The commissions paid to CBIZ for the years ended December 31, 2011, 2010 and 2009 were approximately $0.1 million.

Richard C. Rochon, a director of CBIZ, is also an officer or director of various entities which secure several types of insurance coverage through a CBIZ subsidiary. The commissions paid to CBIZ for the purpose of securing such coverage totaled approximately $0.2 million for each of the years ended December 31, 2008 and 2007. During 2010 and 2009, no coverage for these entities was acquired through CBIZ following the disposition of these entities by Mr. Rochon’s investment group. In 2011 a CBIZ subsidiary provided business advisory and tax services totaling approximately $0.4 million to several entities in which Mr. Rochon is either an officer or director, or in which he holds or controls a significant but not controlling interest.

Robert A. O’Byrne, President, Employee Services, has an ownership interest in a partnership that receives commissions from CBIZ that are paid to certain eligible benefits and insurance producers in accordance with a formal program to provide benefits in the event of death, disability, retirement or other termination. The program was in existence at the time CBIZ acquired the former company, of which Mr. O’Byrne was an owner. During 2011 and 2010, the partnership did not receive any payments from CBIZ, and received approximately $0.1 million from CBIZ during the year ended December 31, 2009.

CBIZ maintains joint-referral relationships and administrative service agreements with independent licensed CPA firms under which CBIZ provides administrative services in exchange for a fee. These firms are owned by licensed CPAs who are employed by CBIZ subsidiaries, and provide audit and attest services to clients including CBIZ’s clients. The CPA firms with which CBIZ maintains service agreements operate as limited liability companies, limited liability partnerships or professional corporations. The firms are separate legal entities with separate governing bodies and officers. CBIZ has no ownership interest in any of these CPA firms, and neither the existence of the administrative service agreements nor the providing of services there under is intended to constitute control of the CPA firms by CBIZ. CBIZ and the CPA firms maintain their own respective liability and risk of loss in connection with performance of each of its respective services, and CBIZ does not believe that its arrangements with these CPA firms result in additional risk of loss.

CBIZ acted as guarantor for letters of credit for a CPA firm with which it has an affiliation. The letters of credit totaled $5.2 million and $3.4 million as of December 31, 2011 and 2010, respectively. CBIZ has recognized a liability for the fair value of the obligations undertaken in issuing these guarantees, which is recorded as other current liabilities in the Company’s Form 10-K for the year ended December 31, 2011. Management does not expect any material changes to result from these instruments as performance is not expected to be required.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires CBIZ’s officers and directors, and persons who own more than 10% of a registered class of CBIZ’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish CBIZ with copies of all Section 16(a) reports they file.

Based on our review of copies of Section 16(a) reports received by the Company, or written representations from reporting persons that no other reports were required for such persons, CBIZ believes that during the 2011 fiscal year, its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements in a timely fashion.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans as of December 31, 2011. All outstanding awards relate to our common stock.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options (shares)		Weighted average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)

Equity compensation plans approved by stockholders	6,824,750	[1]	$7.54	4,243,284	[2]

Equity compensation plans not approved by stockholders	0		0	0

Total	6,824,750		$7.54	4,243,284

(1)	Stock option awards under the Amended and Restated 2002 CBIZ, Inc. Stock Incentive Plan.

(2)	Includes reduction for currently issued restricted stock.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Proxy Statement distributed to the Stockholders prior to the 2013 Annual Meeting of Stockholders, a stockholder proposal pursuant to SEC Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) must be received by CBIZ not later than December 7, 2012. It is suggested that proponents submit their proposals by certified mail, return receipt requested, to the Corporate Secretary at the address provided below. Detailed information for submitting resolutions will be provided upon written request to CBIZ’s Corporate Secretary at CBIZ, Inc., 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131, Attention: Corporate Secretary. With respect to any stockholder proposal not submitted pursuant to SEC Rule 14a-8 under the Exchange Act in connection with the 2013 Annual Meeting of Stockholders, the proxy for such meeting will confer discretionary authority to vote on such proposal unless CBIZ is notified of such proposal no later than February 20, 2013 and the proponent complies with the other requirements set forth in SEC Rule 14a-4(c) under the Exchange Act. No stockholder proposals were received for inclusion in this proxy statement.

EXPENSES OF SOLICITATION

CBIZ is soliciting proxies and bears the expense of preparing and mailing the materials in connection with the solicitation of proxies, as well as the cost of solicitation. Computershare Investor Services’ (“Computershare”) subsidiary, Georgeson Shareholder Communications, Inc. (“Georgeson”) has been retained by CBIZ to assist in the solicitation of proxies. Computershare, which has a contract to act as the transfer agent for CBIZ, will not be paid any additional fees for these services. Georgeson will be reimbursed for its broker search and mailing expenses. Computershare will receive reimbursement of out-of-pocket expenses it incurs in connection with its efforts. In addition, CBIZ will reimburse brokers, nominees, banks and other stockholders of record for their expenses incurred in forwarding proxy materials to beneficial owners. CBIZ expects that the solicitation of proxies will be primarily by mail, but directors, officers and employees of CBIZ may solicit proxies by personal interview, telephone or telecopy. These persons will receive no additional compensation for such services.

CBIZ’s Annual Report on Form 10-K for the year ended December 31, 2011, including financial statements and a Letter to Stockholders is being mailed to all stockholders entitled to vote at the Annual Meeting. The

Annual Report does not constitute a part of the proxy solicitation material. CBIZ will mail additional copies of its Annual Report on Form 10-K for the year ended December 31, 2011, to each stockholder or beneficial owner of shares of common stock without charge upon such person’s written request to the Investor Relations Department at CBIZ’s Executive Offices at 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

HOUSEHOLDING

Unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and own shares of our common stock in an account at the same brokerage firm, bank, or other nominee, we delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs, and helps the environment. Stockholders who participate in householding will continue to receive separate voting instruction forms. We will deliver promptly, upon written or oral request, a separate copy of the Notice or set of proxy materials to a stockholder at a shared address to which a single copy of the materials was delivered. A stockholder who wishes to receive a separate copy of the Notice or proxy materials for the Annual Meeting should submit this request by contacting CBIZ’s Corporate Secretary at 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131, phone (216) 447-9000. If you would like to opt out of householding, please contact your broker, bank, or other nominee. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and who wish to receive a single copy of these materials in the future will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

OTHER MATTERS

Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

The accompanying form of proxy has been prepared at the direction of the Board of Directors and is sent to you at the request of the Board of Directors. The Board of Directors has designated the proxies named therein.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary

Cleveland, Ohio

April 6, 2012

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 10, 2012.

Vote by Internet
• Go to www.envisionreports.com/cbiz • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

 – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – –

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain	+

	01 - Michael H. DeGroote	☐	☐	☐	02 - Todd J. Slotkin	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of KPMG, LLP as CBIZ’s independent registered public accounting firm.	☐	☐	☐	3.	Say on Pay—An advisory vote on the approval of executive compensation.	☐	☐	☐

4.	Upon such other business as may properly come before said meeting, or any adjournment thereof.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign EXACTLY as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

 – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – –

Proxy — CBIZ, Inc. - Common and Retirement Savings Plan

2012 Annual Meeting

Park Center Plaza II

6150 Oak Tree Boulevard South, Lower Level

Cleveland, Ohio 44131

Proxy Solicited by Board of Directors for Annual Meeting — May 10, 2012

Rick L. Burdick and Benaree Pratt Wiley, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CBIZ, Inc. to be held on May 10, 2012, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election as directors of Michael H. DeGroote and Todd J. Slotkin, FOR ratification of KPMG LLP as CBIZ’s independent registered public accounting firm and FOR the executive compensation practices of the Company as disclosed in this proxy statement.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card - Common and Retirement Savings Plan

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

 – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain	+

	01 - Michael H. DeGroote	☐	☐	☐	02 - Todd J. Slotkin	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of KPMG, LLP as CBIZ’s independent registered public accounting firm.	☐	☐	☐	3.	Say on Pay—An advisory vote on the approval of executive compensation.	☐	☐	☐

4.	Upon such other business as may properly come before said meeting, or any adjournment thereof.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign EXACTLY as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

 – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – –

Proxy — CBIZ, Inc. - Common and Retirement Savings Plan

2012 Annual Meeting

Park Center Plaza II

6150 Oak Tree Boulevard South, Lower Level

Cleveland, Ohio 44131

Proxy Solicited by Board of Directors for Annual Meeting — May 10, 2012

Rick L. Burdick and Benaree Pratt Wiley, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CBIZ, Inc. to be held on May 10, 2012, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election as directors of Michael H. DeGroote and Todd J. Slotkin, FOR ratification of KPMG LLP as CBIZ’s independent registered public accounting firm and FOR the executive compensation practices of the Company as disclosed in this proxy statement.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)